Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
among
NCI BUILDING SYSTEMS, INC.,
as Borrower,
THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,
and
Wachovia Bank, National Association,
as Administrative Agent and Collateral Agent
Dated as of October 20, 2009
Wells Fargo Securities, LLC,
as Lead Arranger and Bookrunner

(continued)

(continued)

(continued)

SCHEDULES

Schedule A	-	Lenders
Schedule B	-	Rollover Indebtedness
Schedule C	-	Unscheduled Assumed Indebtedness
Schedule D	-	Existing Mortgages
Schedule 3.13(b)	-	Amended and Restated Mortgages
Schedule 4.5	-	Litigation
Schedule 4.6	-	Mortgaged Properties
Schedule 4.7	-	Intellectual Property Claims
Schedule 4.14	-	Subsidiaries
Schedule 4.15	-	Environmental Matters
Schedule 4.18	-	Insurance
Schedule 5.1(i)	-	Title Policies
Schedule 7.2(i)	-	Existing Indebtedness
Schedule 7.6(j)	-	Dispositions

EXHIBITS

Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Guarantee and Collateral Agreement
Exhibit C	-	Form of Mortgages
Exhibit D	-	Form of Intercreditor Agreement
Exhibit E	-	Form of U.S. Tax Compliance Certificate
Exhibit F	-	Form of Assignment and Acceptance
Exhibit G	-	Form of Tax Sharing Agreement

     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 20, 2009, among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”) and Wachovia Bank, National Association, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”).
     The parties hereto hereby agree as follows:
WITNESSETH:
     WHEREAS, the Borrower is party to the Credit Agreement, dated as of June 18, 2004 (the “2004 Credit Agreement”), among the Lenders, the Borrower, the subsidiary guarantors party thereto, Wachovia Bank, N.A. as administrative agent, and Bank of America, N.A., as syndication agent;
     WHEREAS, the 2004 Credit Agreement has been amended by the First Amendment to Credit Agreement dated as of November 9, 2004, the Second Amendment to Credit Agreement, dated as of October 14, 2005, and the Third Amendment to Credit Agreement, dated as of April 7, 2006, by and among the Borrower, the subsidiary guarantors party thereto and the Administrative Agent (the 2004 Credit Agreement, as so amended, the “Original Credit Agreement”);
     WHEREAS, pursuant to the Investment Agreement, the CD&R Investors have agreed to make certain equity investments in the Borrower (the “Equity Investment”) subject to, among other things, the modification of certain terms in the Original Credit Agreement, including an extension of the Tranche B Term Loan Maturity Date (as defined in the Original Credit Agreement) and the partial prepayment of the Tranche B Term Loan (as defined in the Original Credit Agreement), and the amendment and restatement of the Original Credit Agreement in the form hereof;
     WHEREAS, the Borrower has requested, and the Administrative Agent and the Lenders have agreed, to hereby amend and restate the Original Credit Agreement to satisfy the terms of the Investment Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     As used in this Agreement, the following terms shall have the following meanings:
     “2004 Credit Agreement”: as defined in the Recitals.

     “2009 Tax Refund”: any U.S. federal or state income tax refund received by the Borrower or any Subsidiary thereof (including the amount of such refund that would have been received by the Borrower or such Subsidiary but for being utilized to offset any tax liability otherwise payable by the Borrower or such Subsidiary) to the extent attributable to (and that would not have been so received but for) any carryback of net operating losses, capital losses, tax credits or similar tax attributes, if any, of the Borrower and its Subsidiaries for the taxable year ended on November 1, 2009 to any prior taxable year, provided that, for these purposes, (i) the amount of any state income tax refund shall be net of U.S. federal income tax cost thereof to the Borrower or any of its Subsidiaries, (ii) a 2009 Tax Refund shall not include any refund of state income taxes as a result of an audit or examination of any tax return of the Borrower or any Subsidiary thereof and (iii) a 2009 Tax Refund shall not include any refund of U.S. federal income taxes as a result of an audit or examination of any tax return of the Borrower or any Subsidiary thereof unless the amount of such refund exceeds $4,000,000.
     “ABL Availability”: at any time, the amount of undrawn availability under the ABL Facility then in effect at such time.
     “ABL Default Event”: the occurrence and continuance of such occurrence of any Event of Default (as defined in the ABL Facility Agreement) specified under Section 12.1(a) of the ABL Facility Agreement with respect to which the administrative agent under the ABL Facility Agreement shall have exercised any remedy provided for thereunder and shall not have rescinded such action.
     “ABL Facility”: the revolving credit facility to be extended pursuant to the ABL Facility Agreement.
     “ABL Facility Agreement”: the Loan and Security Agreement, dated as of October 20, 2009, among NCI Group, Inc., Robertson-Ceco II Corporation, NCI Building Systems, Inc., the lenders party thereto and Wells Fargo Foothill, LLC, as administrative agent and co-collateral agent and Bank of America, N.A. and General Electric Capital Corporation, each as co-collateral agent, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced (whether such renewal, refinancing or replacement occurs concurrently with the termination of the then-existing ABL Facility Documents and the repayment of obligations then due and owing thereunder or after any lapse of time during which there may not exist any ABL Facility Documents or any ABL Facility), in whole or in part, from time to time.
     “ABL Facility Documents”: the ABL Facility Agreement, the other Financing Agreements (as defined therein) and any other agreements, instruments and other documents evidencing or governing the ABL Facility or entered into at any time in connection therewith, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced (whether such renewal, refinancing or replacement occurs concurrently with the termination of the then-existing ABL Facility Documents and the repayment of obligations then due and owing thereunder or after any lapse of time during which there may not exist any ABL Facility Documents or any ABL Facility), in whole or in part, from time to time.
     “ABL Facility Loans”: Indebtedness issued pursuant to the ABL Facility.

     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 3.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Wachovia Bank, National Association in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
     “Acceleration”: as defined in Section 8.1(e).
     “Additional Commitments”: as defined in Section 2.5(a).
     “Additional Committing Lender”: as defined in Section 2.5(c).
     “Additional Indebtedness”: any Indebtedness that (x) is to be secured by a Lien on any Collateral permitted by Section 7.3 of this Agreement and (y) is designated as “Additional Indebtedness” by the Borrower by notice in writing to the Administrative Agent.
     “Additional Lender”: as defined in Section 2.5(c).
     “Additional Term Loan Amendment”: as defined in Section 2.5(c).
     “Additional Term Loan Closing Date”: as defined in Section 2.5(d).
     “Additional Term Loans”: as defined in Section 2.5(b).
     “Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 9.10.
     “Affected Loans”: as defined in Section 3.8.
     “Affected Rate”: as defined in Section 3.6.
     “Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agents”: the collective reference to the Administrative Agent and the Collateral Agent.
     “Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.
     “Applicable Margin”: (i) 5.00% per annum with respect to ABR Loans and 6.00% per annum with respect to Eurocurrency Loans or (ii) if the Consolidated Leverage Ratio on the last day of the most recently completed fiscal quarter of the Borrower ending on or after October 30, 2011 is less than 3.50 to 1.00, then 3.50% per annum with respect to ABR Loans and 4.50% per annum with respect to Eurocurrency Loans, effective on the first day of the immediately subsequent fiscal quarter, provided that (x) until the end of the first two fiscal quarter period that begins after the Closing Date, the Applicable Margin shall be as set forth in clause (i) above and (y) commencing with the fiscal quarter of the Borrower beginning January 30, 2012, the Applicable Margin in the case of clauses (i) and (ii) above shall increase by 0.25% per annum on the first day of each fiscal quarter of the Borrower unless (1) the aggregate principal amount of Term Loans outstanding at the beginning of the immediately preceding fiscal quarter of the Borrower shall have been reduced by an amount (the “Target Amortization Amount”) equal to $3,750,000 minus (at the Borrower’s option) any or all of the aggregate principal amount of Term Loans (up to an amount not to exceed $3,750,000) repaid, prepaid, repurchased or otherwise acquired or retired, including pursuant to Section 3.4 but excluding scheduled installment payments pursuant to Section 2.3, from the Closing Date to the last day of such immediately preceding fiscal quarter (excluding any amount thereof previously applied by the Borrower to the Target Amortization Amount for any previous fiscal quarter of the Borrower), and thereby to cause the Applicable Margin not to increase on the first day of the immediately succeeding fiscal quarter of the Borrower or (2) the Target Amortization Amount as so calculated is zero.
     “Approved Fund”: as defined in Section 10.6(b).
     “Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (including through a Sale and Leaseback Transaction) by the Borrower or any other Loan Party, in one or a series of related transactions, of any real or personal, tangible or intangible, property or assets of the Borrower or such Subsidiary (including Capital Stock of any Subsidiary held by any Loan Party) to any Person.
     “Assignee”: as defined in Section 10.6(b).
     “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit F.
     “Assumed Indebtedness”: the collective reference to all Rollover Indebtedness and Unscheduled Assumed Indebtedness.
     “Available Amount”: the sum, without duplication, of

     (a) 50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on August 2, 2009 to the end of the most recent fiscal quarter for which consolidated financial statements of the Borrower are available (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus
     (b) the aggregate Net Proceeds and the Fair Market Value of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale of its Capital Stock (other than Disqualified Capital Stock) after the Closing Date (other than Excluded Contributions) or (y) by the Borrower or any Subsidiary from the issuance and sale by the Borrower or any Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Parent Entity, plus the amount of any cash and the Fair Market Value of any property or assets, received by the Borrower or any Subsidiary upon such conversion or exchange; minus
     (c) the sum of the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to Section 7.7(b), Investments made after the Closing Date and then outstanding pursuant to Section 7.8(q), acquisitions made after the Closing Date pursuant to Section 7.9(b)(ii)(y) and payments, prepayments, repurchases or redemptions made after the Closing Date pursuant to Section 7.11(a)(y)(1).
     For purposes of the foregoing and Sections 7.8(e), 7.8(f), 7.8(l), 7.8(p), 7.8(q) and 7.8(r) the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Investments outstanding at any time pursuant to Section 7.8(q) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Available Amount pursuant to paragraph (a) above, such portion of such amount or value shall not be so included.
     “Available CNI Amount”: for any period, the net income (loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that there shall not be included in such Available CNI Amount:
     (a) solely for purposes of determining the amount available under clause (a) of the definition of “Available Amount” to pay or make dividends, payments and distributions pursuant to Section 7.7(b), any net income (loss) of any Subsidiary that is not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released and (ii) restrictions in effect on the Closing Date with respect to a Subsidiary and other restrictions with respect to such Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) the Borrower’s equity in the net income of any such Subsidiary for such period shall be included in such Available CNI

Amount up to the aggregate amount of any dividend or distribution that was or that could have been made by such Subsidiary during such period to the Borrower or another Subsidiary (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Subsidiaries in such Subsidiary;
     (b) any gain or loss realized upon the sale or other disposition of any asset of the Borrower or any Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Borrower);
     (c) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);
     (d) the cumulative effect of a change in accounting principles;
     (e) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;
     (f) any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);
     (g) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;
     (h) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;
     (i) to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; and
     (j) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).
     In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (c) above in any determination thereof, the Borrower will deliver an officer’s certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

     “Available Excluded Contribution Amount”: the aggregate amount of Excluded Contributions, minus the sum of (i) the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to Section 7.7(a), (ii) the aggregate amount of Investments made after the Closing Date and then outstanding pursuant to Section 7.8(r), (iii) the aggregate amount of consideration paid for acquisitions made after the Closing Date pursuant to Section 7.9(b)(iii) and (iv) the aggregate amount of payments, prepayments, repurchases or redemptions made pursuant to Section 7.11(a)(y)(2).
     “benefited Lender”: as defined in Section 10.7(a).
     “Board”: the Board of Governors of the Federal Reserve System.
     “Borrower”: as defined in the Preamble hereto.
     “Borrowing”: the borrowing of one Type of Term Loan of a single Tranche by the Borrowers from all the Lenders having Commitments of the respective Tranche on a given date or resulting from a conversion or conversions on such date, having in the case of Eurocurrency Loans the same Interest Period.
     “Borrowing Date”: as defined in Section 5.2(c).
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Houston, Texas or Atlanta, Georgia are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Calculation Date”: as defined in Section 7.1(b).
     “Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made (i) for investments permitted by Section 7.8 and (ii) for acquisitions permitted by Section 7.9) which, in accordance with GAAP, are or should be included in capital expenditures.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
     “Cash Collateral Agreement”: the Cash Collateral Agreement, dated as of May 21, 2009, between the Borrower and Wachovia Bank, National Association, as the same may be amended, modified and/or supplemented from time to time.
     “Cash Equivalents”: (a) securities issued or fully guaranteed or insured by the United States government or any political subdivision, agency or instrumentality thereof, (b) securities issued or fully guaranteed or insured by any state, commonwealth or territory of the United States of America or any political subdivision, agency or instrumentality of any such state, commonwealth or territory having, at the time of acquisition, an investment grade rating from either Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (e) repurchase obligations for underlying obligations of the types described in clauses (a), (b) and (d) above entered into with any commercial bank meeting the qualifications specified in clause (c) above or with securities dealers of recognized national standing, (f) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Borrower, in each case provided in clauses (a), (b), (c), (d) and (e) above only, maturing within twelve months after the date of acquisition.
     “CD&R”: Clayton, Dubilier & Rice, Inc. and any successor in interest thereto or successor to CD&R’s investment management business.
     “CD&R Holders”: CD&R, the CD&R Investors and any of their respective Affiliates.
     “CD&R Investors”: Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P. and their respective successors in interest thereto.
     “Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period, which number shall be adjusted as follows: (x) if such number is a positive number, it shall be adjusted by subtracting from such number the positive number, if any, equal to any net decrease in ABL Availability during such period, and (y) if such number is a negative number, it shall be adjusted by adding to such number the positive number, if any, equal to any net increase in ABL Availability during such period.
     “Change in Tax Law”: with respect to any Agent, Lender or other Person, any change in treaty, law or regulation in respect of Taxes, in each case, that occurred after such Agent, Lender or Person, as the case may be, became a party to this Agreement (or, if such Agent, Lender or Person is an intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent, Lender or Person, as the case may be, became such a beneficiary or member, if later); provided, however, that Change in Tax Law shall not include any change in any treaty, law or regulation to reflect, in whole or in part, any proposed rule modification relating to the qualification as a qualified intermediary, payments to a nonqualified intermediary or payments to foreign entities described in the General Explanations of the Administration’s Fiscal Year 2010 Revenue Proposals of the Department of the Treasury, May 2009.
     “Change of Control”: the occurrence of any of the following events: (i)(x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) if the Borrower is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Borrower and (B) if the Borrower is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) if the Borrower is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Borrower and (B) if the Borrower is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity), and (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Borrower.
     “Closing Date”: as defined in Section 5.1.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Agent”: as defined in the Preamble hereto.
     “Commitment”: as to any Lender, the Tranche B Term Loan Commitments of such Lender.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.
     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to any payment pursuant to any provision of this Agreement, including without limitation Sections 3.9, 3.10,

3.11 or 10.5, in an amount greater than the designating Lender would have been entitled to in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Tranche B Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.
     “Consolidated Current Portion of Long Term Debt”: at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.
     “Consolidated Indebtedness”: at the date of determination thereof, an amount equal to (a) all indebtedness for borrowed money of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet minus (b) the lesser of (i) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date to the extent such cash is not classified as “restricted” for financial statement purposes and (ii) $50,000,000.
     “Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Borrower and its Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Borrower and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.
     “Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period.
     “Consolidated Long Term Debt”: at the date of determination thereof, all long term debt of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under Section 6.1.
     “Consolidated Net Income”: for any period, net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Short Term Debt”: at the date of determination thereof, all short term debt of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under Section 6.1.
     “Consolidated Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Tangible Assets shall not be less than $581,000,000.

     “Consolidated Working Capital”: at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents, and deferred taxes and income taxes receivable recorded as current assets) minus the aggregate amount of all current liabilities (excluding indebtedness under the ABL Facility, the Consolidated Current Portion of Long Term Debt, working capital indebtedness of Foreign Subsidiaries, and deferred taxes and accrued income taxes payable recorded as current liabilities), in each case determined on a consolidated basis for the Borrower and its Subsidiaries.
     “Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.
     “Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Convertible Notes”: 2.125% Convertible Senior Subordinated Notes Due 2024 of NCI Building Systems, Inc., issued on November 16, 2004.
     “Convertible Notes Indenture”: the Indenture, dated as of November 16, 2004, between the Borrower and The Bank of New York, as trustee.
     “Convertible Note Account”: has the meaning given in the Investment Agreement.
     “Cumulative Excess Cash Flow”: the sum of Excess Cash Flow (but not less than zero) for the fiscal year ending on October 31, 2010 and Excess Cash Flow (but not less than zero in any period) for each succeeding and completed fiscal year. For purposes of such calculation, Excess Cash Flow shall be calculated without reduction for any amount applied as contemplated by clause (b) of the definition of the term “Not Otherwise Applied.”
     “Cumulative Term Loan Amortization”: as of any date of determination, the aggregate principal amount of Term Loans repaid, prepaid, repurchased or otherwise acquired or retired (other than scheduled installment payments pursuant to Section 2.3) from the Closing Date to the date of determination.
     “Cumulative Term Loan Amortization Not Otherwise Applied”: with reference to any amount of Cumulative Term Loan Amortization, such amount thereof that was not previously applied by the Borrower to the Required Amortization Amount and thereby to waive application of Section 7.1(a), as provided in Section 7.1(b).
     “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice (other than, in the case of Section 8.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8.1, has been satisfied.
     “Default Notice”: as defined in Section 8.1(e).

     “Defaulting Lender”: any Lender which fails to advance a loan required to be made by it pursuant to the terms of a syndicated facility or has become insolvent.
     “Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).
     “Disinterested Director”: as defined in Section 7.10.
     “Disposition”: as defined in Section 7.6.
     “Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Termination Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) prior to the Termination Date for (i) Indebtedness or any Capital Stock referred to in clause (a) above, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Termination Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or a sale or other Disposition of property or assets shall not constitute Disqualified Capital Stock.
     “Dollars” and “$”: dollars in lawful currency of the United States of America.
     “Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.
     “EBITDA”: for any period, Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) the provision or benefit for income taxes, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with FAS Nos. 141 and 142), (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions, (h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (i) any income or loss attributable to noncontrolling interests, and (j) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting). For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period (and after the Closing Date) the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Closing Date) the Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000. Notwithstanding anything to the contrary contained in this definition, solely for the purposes of the calculation of the Consolidated Leverage Ratio, EBITDA of the Borrower and its consolidated Subsidiaries shall be: (x) for the four fiscal quarter period ending last day of the first fiscal quarter commencing after closing, four times EBITDA for the last fiscal quarter in such period, (y) for the four fiscal quarter period ending last day of second quarter commencing after closing two times EBITDA for the last two fiscal quarters in such period and (z) for the four fiscal quarter period ending last day of third fiscal quarter commencing after closing 4/3 times EBITDA for the last three fiscal quarters in such period.
     “ECF Payment Date”: as defined in Section 3.4(c)(ii).
     “ECF Percentage”: 50%, provided that with respect to any fiscal year, the ECF Percentage shall be reduced to zero if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 4.00 to 1.00.
     “Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.
     “Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

     “Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.
     “Equity Investment”: as defined in the Preamble hereto.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, that the Eurocurrency Base Rate shall not be less than 2.00% per annum.
     “Eurocurrency Loans”: Term Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
     “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Excess Cash Flow”: for any period, EBITDA minus, without duplication, (a) any Capital Expenditures made in cash during such period, minus (b) any principal payments, purchases or other retirements (other than principal payments during such period pursuant to Section 3.4(c) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA) of the Term Loans made during such period), minus (c) any principal payments, purchases or other retirements resulting in a permanent reduction of any other Indebtedness (other than the Convertible Notes) of the Borrower or any of its Subsidiaries made during such period, minus (d) Consolidated Interest Expense for such period, minus (e) any taxes paid or payable in cash or by way of offsetting against refunds due to the Borrower or any of its Subsidiaries for or in such period, minus (f) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (g) of this definition) consist of any Reinvested Amount or are otherwise applied in accordance with Section 3.4(c) and (ii) are included in the calculation of EBITDA, minus (g) (without duplication of clause (a) of this definition) any Investment or acquisition made in accordance with Sections 7.8(e), 7.8(h), 7.8(l) or 7.8(p) (without giving effect to the proviso thereto), 7.8(q) or 7.9, minus (h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Subsidiaries during such period in the ordinary course of its business to the extent included in EBITDA, minus (i) to the extent not otherwise subtracted from EBITDA in this definition of “Excess Cash Flow”, any cash dividends made during such period by the Borrower, so long as such dividends are expressly permitted by Section 7.7, minus (j) to the extent not otherwise reflected in a reduction of EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Subsidiaries to any Plan, minus (k) to the extent included in calculating EBITDA, any cash expenses relating to the Transactions, minus (l) any earnings of a Foreign Subsidiary included in EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent such Foreign Subsidiary is subject to legal, contractual or other restrictions, directly or indirectly, on paying dividends or making distributions, directly or indirectly, to the Borrower or any other Subsidiary thereof, including but not limited to pursuant to the terms of any Indebtedness of such Foreign Subsidiary, minus (m) to the extent included in calculating EBITDA for such period, any 2009 Tax Refund or any portion thereof, plus (n) the Change in Consolidated Working Capital for such period.
     “Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.
     “Excluded Contribution”: Net Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Capital Stock of the Borrower), in each case to the extent designated as an Excluded Contribution by the Borrower and not previously included in the calculation of Available Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to Section 7.7(b), an Investment may be made pursuant to Section 7.8(q), an acquisition may be made pursuant to Section 7.9(b)(ii)(y) or an optional payment may be made pursuant to Section 7.11(a)(y)(1).
     “Excluded Taxes”: with respect to any Agent, Lender or other Person, any (a) Taxes measured by or imposed upon the net income of such Agent, Lender or Person, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of such Agent, Lender or Person and (c) Taxes imposed by reason of any activity or other connection of such Agent, Lender or Person in the jurisdiction imposing such Tax, excluding any activity or connection arising solely from such Agent, Lender or Person having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or the Notes.

     “Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $5,000,000 or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.
     “Existing Mortgages”: the mortgages, deeds of trust and deeds to secure debt set forth in Schedule D.
     “Existing Term Loans”: as defined in Section 2.5(b).
     “Extension of Credit”: as to any Lender, the making of a Term Loan by such Lender.
     “Facility”: the Tranche B Term Loan Commitments and the Term Loans made thereunder.
     “Factoring Transaction”: any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary sells, conveys or otherwise transfers accounts receivable of the Borrower or such Subsidiary to a non-related third party factor.
     “Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the board of directors of the Borrower, whose determination will be conclusive.
     “Federal Funds Effective Rate”: as defined in the definition of the term “ABR” in this Section 1.1.
     “Financing Lease”: any lease by such Person of property, real or personal, for which the obligations of the lessee are required in accordance with GAAP to be capitalized on the balance sheet of such lessee; provided, that, if at any time an operating lease of such lessee is required to be recharacterized as a Financing Lease after the date hereof as a result of a change in GAAP, then for purposes hereof such lease shall not be deemed a Financing Lease. The stated maturity of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease.
     “FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.
     “Fiscal Period End Date”: as defined in Section 7.1(b).
     “fiscal year”: any period of twelve consecutive months ending on the Sunday closest to October 31 of any calendar year.
     “Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

     “Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.
     “Foreign Subsidiary”: (i) any Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.
     “Foreign Subsidiary Holdco”: any Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.
     “GAAP”: with respect to the covenant contained in Section 7.1 and all defined terms relating thereto, and the defined terms “Available CNI Amount” and “Consolidated Tangible Assets,” generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee

Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “guaranteeing person”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.
     “Guarantor”: each Domestic Subsidiary of the Borrower (other than any Domestic Subsidiary of a Foreign Subsidiary) which becomes a party to the Guarantee and Collateral Agreement as a guarantor thereunder of the monetary obligations of the Borrower under the Loan Documents, in each case, unless and until such time as the respective Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from its obligations as such a guarantor under the Guarantee and Collateral Agreement in accordance with the terms and conditions thereof.
     “Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of Section 7.2 and Section 8.1(e) only, all obligations of such Person in respect of Interest Rate Protection Agreements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
     “Indemnification Agreement”: the Indemnification Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
     “Indemnified Liabilities”: as defined in Section 10.5.
     “Indemnitee”: as defined in Section 10.5.
     “Individual Lender Exposure”: as to any Lender, such Lender’s Term Loan Exposure.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intellectual Property”: as defined in Section 4.7.

     “Intercreditor Agreement”: the Intercreditor Agreement dated as of the date hereof among the Administrative Agent and the Collateral Agent and the administrative agent and the collateral agent under the ABL Facility, and acknowledged by certain of the Loan Parties, substantially in the form of Exhibit D, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.
     “Intercreditor Agreement Supplement”: as defined in Section 9.9(a).
     “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Term Loan is outstanding, and the final maturity date of such Term Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.
     “Interest Period”: with respect to any Eurocurrency Loan:
     (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and
provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(B) any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Section 3.11) end on the Termination Date;
(C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D) the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Term Loan.
     “Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement to or under which the Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.
     “Investment Documents”: the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement and the Series B Preferred Stock CoD.
     “Investment Agreement”: the Investment Agreement, dated as of August 14, 2009, between the Borrower and the CD&R Investors, as amended on each of August 28, 2009, August 31, 2009, October 8, 2009 and October 16, 2009, as the same now exists or may hereafter be further amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
     “Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.
     “Investments”: as defined in Section 7.8.
     “Judgment Currency”: as defined in Section 10.8(a).
     “Judgment Currency Date”: as defined in Section 10.8(a).
     “Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower, to make any Term Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.
     “Lien”: any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).
     “Loan”: a Term Loan, collectively, the “Loans”.
     “Loan Documents”: this Agreement, any Notes, the Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

     “Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document; individually, a “Loan Party”.
     “Management Investors”: the collective reference to the officers, directors, employees and other members of the management of the Borrower or any of its Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Borrower or any Parent Entity.
     “Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Borrower or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Borrower or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Borrower or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.
     “Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents taken as a whole.
     “Material Subsidiaries”: Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.
     “Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maximum Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on any date set forth below, the Consolidated Leverage Ratio set forth below opposite such period:

Four Fiscal Quarter Period Ending	Consolidated Leverage Ratio
October 30, 2011	5.00:1.00

January 29, 2012	4.75:1.00

April 29, 2012	4.50:1.00

Four Fiscal Quarter Period Ending	Consolidated Leverage Ratio
July 29, 2012	4.25:1.00

October 28, 2012	4.00:1.00

January 27, 2013	3.875:1.00

April 28, 2013	3.75:1.00

July 28, 2013	3.625:1.00

November 3, 2013 and each fiscal quarter end date thereafter	3.50:1.00
     “Moody’s”: as defined in the definition of “Cash Equivalents” in this Section 1.1.
     “Mortgaged Properties”: the collective reference to the real properties owned in fee by the Loan Parties described on Schedule 4.6, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party; individually, a “Mortgaged Property”
     “Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C or in such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time. For the avoidance of doubt, the amendment and restatement of an Existing Mortgage shall constitute a “Mortgage” hereunder.
     “Most Recent Four Quarter Period”: the four fiscal quarter period of the Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Borrower have been (or have been required to be) delivered under Section 6.1 (a) or (b).
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds”: with respect to any Asset Sale, any Recovery Event, or the issuance of any debt securities or any borrowings by the Borrower or any of its Subsidiaries pursuant to Section 7.2(c), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, issuance or borrowing, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, issuance or borrowing, (b) Taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the

Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, (d) in the case of an Asset Sale or Recovery Event of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties, and (e) in the case of an Asset Sale or Recovery Event of or involving an asset of any Foreign Subsidiary, any amount which may not be applied as provided in Section 3.4(c) pursuant to any applicable legal, contractual or other restrictions including but not limited to pursuant to the terms of any Indebtedness of any Foreign Subsidiary.
     “Net Proceeds”: with respect to any issuance or sale of any securities or incurrence of indebtedness of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of Taxes paid or payable as a result thereof.
     “New Parent”: as defined in Section 7.6(e).
     “New Tranche B Term Loan Committed Amount”: has the meaning given in the Third Amendment.
     “Non-Consenting Lender”: as defined in Section 10.1(e).
     “Non-Defaulting Lender”: Any Lender other than a Defaulting Lender.
     “Non-Excluded Taxes”: any Taxes other than Excluded Taxes.
     “Not Otherwise Applied” means, with reference to any amount of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Term Loans pursuant to Section 3.4(c), and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) and remains contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.
     “Notes”: the Term Loan Notes.
     “Obligation Currency”: as defined in Section 10.8(a).
     “Offer”: as defined in Section 3.4(b).
     “Offer Loans”: as defined in Section 3.4(b).
     “Original Credit Agreement”: as defined in the Recitals.
     “Original Collateral”: Collateral, as defined in the Original Security Agreement

     “Original Security Agreement”: the Security Agreement, dated as of June 18, 2004, between the Borrower, the subsidiary guarantors party thereto, and the Administrative Agent.
     “Original Security Documents”: the Original Security Agreement, any pledge agreements, any account control agreements and any and all other agreements, instruments and documents entered into or delivered pursuant to or in connection with a security interest in the Original Collateral pursuant to the Original Credit Agreement; for the avoidance of doubt, the Existing Mortgages are not included in the defined term “Original Security Documents”.
     “Other Representatives”: Wells Fargo Securities, LLC, in its capacity as bookrunner and lead arranger of the Commitments hereunder.
     “Parent Entity”: any Person of which the Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower as a “Parent Entity,” provided that either (x) immediately prior to becoming a Parent Entity, such Person was a Subsidiary of Borrower and became a Parent Entity pursuant to a merger of another Subsidiary with Borrower in which the Voting Stock of Borrower was exchanged for or converted into Voting Stock of such Person (or the right to receive such Voting Stock) or (y) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of the Borrower or a Parent Entity of the Borrower immediately prior to the Borrower first becoming such Subsidiary.
     “Participants”: as defined in Section 10.6(b)(vii).
     “Patriot Act”: as defined in Section 10.19.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
     “Permitted Hedging Arrangement”: agreements or arrangements relating to interest, currency, commodity or other hedging entered into, purchased or otherwise acquired by the Borrower or any of its Subsidiaries for bona fide hedging purposes.
     “Permitted Holders”: (a) CD&R, any CD&R Investor and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, (c) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle, (d) any Management Investors and (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of the Borrower or any Parent Entity, and in each case their successors and assigns.
     “Permitted Liens”: as defined in Section 7.3.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.
     “Preferred Stock”: the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share, of the Borrower.
     “primary obligations”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.
     “primary obligor”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.
     “Prime Rate”: as defined in the definition of the term “ABR” in this Section 1.1.
     “rate of exchange”: as defined in Section 10.8(c).
     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries giving rise to Net Cash Proceeds to the Borrower or such Subsidiary, as the case may be, in excess of $1,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Subsidiaries in respect of such casualty or condemnation.
     “Reference Period”: as defined in the definition of the term “EBITDA” of this Section 1.1.
     “Refinance”: with respect to any then outstanding Indebtedness, the issuance of Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund, in whole or in part, such theretofore outstanding Indebtedness.
     “Register”: as defined in Section 10.6(b).
     “Registration Rights Agreement”: the Registration Rights Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof..
     “Regulation S-X”: Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.
     “Regulation T”: Regulation T of the Board as in effect from time to time.
     “Regulation U”: Regulation U of the Board as in effect from time to time.
     “Regulation X”: Regulation X of the Board as in effect from time to time.

     “Reinvested Amount”: with respect to any Asset Sale permitted by Section 7.6(i) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event and excluding any amount applied to permit any acquisition pursuant to Section 7.9(b)(ii)), $40,000,000 minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in the business of the Borrower and its Subsidiaries in a manner consistent with the provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale or Recovery Event, subject to the terms of the Intercreditor Agreement, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately deposited in a cash collateral account, established at the Administrative Agent or to be held as collateral in favor of the Administrative Agent as applicable, for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent, and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent.
     “Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Section 7.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries.

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16,         .18, .19 or .20 of PBGC Reg. § 2615 or any successor regulation thereto.
     “Required Amortization Amount”: as defined in Section 7.1(b).
     “Required Lenders”: Lenders the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term Loans of Non-Defaulting Lenders, excluding any Lender that is a CD&R Holder other than with respect to any consent, approval, vote or other action of Required Lenders that would result in a disproportionate impact or effect on any Lender that is a CD&R Holder (as Lender) in relation to one or more Lenders that are not CD&R Holders.
     “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.
     “Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to Section 6.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president – human resources (or substantial equivalent) of such Person.
     “Rollover Indebtedness”: Existing Indebtedness of the Borrower and its Subsidiaries identified on Schedule B hereto, in each case that remains outstanding after the Closing Date.
     “S&P”: as defined in the definition of the term “Cash Equivalents” in this Section 1.1.
     “Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.
     “Secured Parties”: as defined in the Guarantee and Collateral Agreement.

     “Securities Act”: the Securities Act of 1933, as amended from time to time.
     “Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Section 6.9(b), in each case as amended, supplemented, waived or otherwise modified from time to time.
     “Senior Notes”: as defined in Section 7.2(c).
     “Series B Preferred Stock CoD”: the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock of NCI Building Systems, Inc., dated October 20, 2009.
     “Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.
     “Stockholders Agreement”: the Stockholders Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
     “Subordinated Indebtedness”: as defined in Section 7.2(c).
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Target Amortization Amount”: as defined in the definition of the term “Applicable Margin” in this Section 1.1.
     “Tax Sharing Agreement” means any Tax Sharing Agreement entered into between the Borrower and any Parent Entity, substantially in the form of Exhibit G or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
     “Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.
     “Tax Refund Calculation Date”: (i) each day on which the Borrower or any Subsidiary receives a 2009 Tax Refund of U.S. federal income taxes and (ii) the last day of any fiscal quarter of the Borrower if during such fiscal quarter the Borrower and its Subsidiaries have received 2009 Tax Refunds of state income taxes, in the aggregate, in excess of $100,000, provided that if, during any fiscal quarter, the Borrower and its Subsidiaries have received 2009 Tax Refunds of state income taxes that, in the aggregate, do not exceed $100,000, then the amount of such 2009 Tax Refunds received in such fiscal quarter shall be treated as being received by the Borrower and its Subsidiaries in the immediately following fiscal quarter for the purpose of this clause (ii).
     “Tax Refund Prepayment Date”: as defined in Section 3.4(c)(iii).
     “Term Loan”: each Term Loan advanced pursuant to the Facility.
     “Term Loan Exposure”: as to any Lender, at any time, the amount of unpaid Term Loans made by such Lender pursuant to Section 2.1.
     “Term Loan Lender”: any Lender having a Tranche B Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder.
     “Term Loan Note”: each Term Loan Note as defined in Section 2.2 and each New Term Loan Note.
     “Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loans then outstanding constitutes of the aggregate Term Loans then outstanding.
     “Term Loan Prepayment”: as defined in Section 5.1(b).
     “Termination Date”: the date that is four years and six months from the Closing Date.
     “Third Amendment”: as defined in the recitals.

     “Third Amendment Effective Date”: has the meaning given in the Original Credit Agreement.
     “Total Credit Percentage”: as to any Lender at any time, the percentage of the aggregate Total Commitment then constituted by such Lender’s Commitment.
     “Total Commitment”: at any time, the sum of the Commitments of each of the Lenders at such time.
     “Total Lender Exposure”: at any time, the sum of all Individual Lender Exposures.
     “Total Term Loan Commitment”: at any time, the sum of the Tranche B Term Loan Commitments of all of the Lenders at such time.
     “Tranche”: each tranche of Loans available hereunder, with there being one on the Closing Date; namely Term Loans.
     “Tranche B Term Loan Commitment”: as to any Lender, its obligation to make Term Loans to the Borrower; collectively, as to all the Term Loan Lenders, the “Tranche B Term Loan Commitments”.
     “Transactions”: as defined in Section 5.1(b).
     “Transferee”: any Participant or Assignee.
     “Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Term Loans hereunder, namely ABR Loans and Eurocurrency Loans.
     “UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.
     “Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.
     “Unscheduled Assumed Indebtedness”: existing Indebtedness of the Borrower and its Subsidiaries identified on Schedule C, which (i) does not constitute Rollover Indebtedness, (ii) will not be repaid in connection with the Transactions and (iii) has material terms and conditions reasonably satisfactory to the Required Lenders.
     “U.S. Tax Compliance Certificate”: as defined in Section 3.10(b).
     “Voting Stock”: shares of Capital Stock entitled to vote generally in the election of directors.
     “Wholly Owned Domestic Subsidiary”: as to any Person, any Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary of such Person.

     “Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.
     Section 1.2 Other Definitional Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.
     (b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II
AMOUNT AND TERMS OF COMMITMENTS
     Section 2.1 Term Loans.
     (a) On the date of this Agreement, upon and subject to the terms and conditions of this Agreement, each Lender holds Term Loans initially funded under the Original Credit Agreement and outstanding hereunder, in the aggregate principal amount set forth opposite such Lender’s name in Schedule A, in each case as such amounts may be adjusted or reduced pursuant to the terms hereof. The Term Loans, except as hereinafter provided, shall, at the option of the Borrower, be maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in Section 3.8 and Section 3.9, all Term Loans comprising the same borrowing shall at all times be of the same Type.
     (b) Once repaid, Term Loans outstanding hereunder may not be reborrowed.
     Section 2.2 Term Loan Notes. Each Lender in possession of any promissory notes issued by the Borrower evidencing obligations under Original Credit Agreement prior to the Closing Date shall return such promissory notes to the Borrower no later than the Closing Date, whereupon such returned promissory notes shall be marked “Cancelled” and new replacement promissory notes in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Loan Note”) issued to such Lender in equal principal amount. Any Term Loan Notes issued prior to the Closing Date not so tendered for exchange shall be void and deemed cancelled. Each Term Loan Note issued with respect to Term Loans provided under the initial Term Loan Commitment shall be dated the Closing Date and each Term Loan Note issued with respect to Term Loans provided under the New Tranche B Term Loan Committed Amount shall be dated the Third Amendment Effective Date. Each Term Loan Note shall be payable as provided in Section 2.1 and provide for the payment of interest in accordance with Section 3.1.
     Section 2.3 Repayment of Term Loans.
     The aggregate Term Loans of all the Lenders shall be payable in consecutive quarterly installments from and after the Closing Date to and including the Termination Date (subject to reduction as provided in Section 3.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount
The last day of each March, June, September and December to occur (x) on or after the first day of the second calendar quarter to commence after the Closing Date and (y) prior to the Termination Date	0.25% of the aggregate principal amount of all outstanding Term Loans as of such date

Termination Date	All unpaid aggregate principal amounts of any outstanding Term Loans
     Section 2.4 Record of Term Loans.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (b) The Administrative Agent shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

     (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
     Section 2.5 Additional Commitments.
     (a) Requests for Additional Commitments. So long as no Default or Event of Default exists or would arise therefrom, at any time and from time to time prior to the Termination Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Tranche B Term Loan Commitments under the Facility or under a new term loan credit facility to be included under the Facility (the “Additional Commitments”). Any Additional Commitments shall be in an aggregate principal amount that (x) is not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (y) together with the aggregate principal amount of all Additional Commitments previously obtained pursuant to this Section 2.5 does not exceed the sum of $50,000,000.
     (b) Ranking and Other Provisions. The additional Term Loans made pursuant to Additional Commitments (the “Additional Term Loans”) (i) shall have the same guarantees as, and be secured on a pari passu basis in right of payment and security by the same Collateral securing, the previously outstanding Term Loans (the “Existing Term Loans”) (to the extent such guarantees and such security in such Collateral can be reasonably obtained without material cost or risk, and subject to legal limitations and tax structuring considerations), (ii) shall have a stated maturity date not earlier than the Termination Date and (iii)  except as set forth above, shall be treated substantially the same as the Existing Term Loans, provided that any or all of the terms and conditions of or applicable to any Additional Term Loans may (at the Borrower’s option) be different from those of the Existing Term Loans.
     (c) Additional Amendments. Each notice from the Borrower pursuant to this Section 2.5 shall set forth the requested amount and proposed terms of the relevant Additional Commitment. Additional Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or entity (any such bank or other financial institution, an “Additional Lender”), in each case on terms permitted in this Section 2.5 or otherwise on terms reasonably acceptable to the Administrative Agent. No Lender shall be obligated to provide any Additional Commitments unless it so agrees. Commitments in respect of any additional Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Additional Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower as of the Additional Term Loan Closing Date (as defined below), each Lender agreeing to provide such Additional Commitment, if any, each Additional Lender, if any (each such Lender or Additional Lender, an “Additional Committing Lender”), and the Administrative Agent. An Additional Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.5.
     (d) Certain Conditions. The effectiveness of any Additional Term Loan Amendment shall, unless otherwise agreed to by the Administrative Agent and each Additional Committing Lender, be subject to the satisfaction on the date thereof (each, an “Additional Term Loan Closing Date”) of each of the following conditions:
     (i) the Administrative Agent shall have received on or prior to the Additional Term Loan Closing Date each of the following, each dated the applicable Additional Term Loan Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Additional Term Loan Amendment executed by each Additional Committing Lender and the Borrower; (B) certified copies of resolutions of the board of directors of the Borrower as of the Additional Term Loan Closing Date, approving the execution, delivery and performance of the Additional Term Loan Amendment; and (C) to the extent requested by the Administrative Agent, an opinion of counsel for the Loan Parties dated the Additional Term Loan Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;
     (ii) the conditions precedent set forth in Section 5.2 shall have been satisfied both before and after giving effect to such Additional Term Loan Amendment and the Additional Term Loan provided thereby;
     (iii) there shall have been paid to the Administrative Agent, for the account of the Additional Committing Lenders, all reasonable fees, if any, as may have been separately agreed in writing by the Borrower to be due and payable to the Additional Committing Lenders on or before the Additional Term Loan Closing Date; and
     (iv) after giving effect, on a pro forma basis, to the issuance of the Additional Term Loans, the Consolidated Leverage Ratio of the Borrower as of the last day of the Most Recent Four Quarter Period shall be less than 4.00 to 1.00.
ARTICLE III
GENERAL PROVISIONS APPLICABLE TO TERM LOANS
     Section 3.1 Interest Rates and Payment Dates.
     (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.
     (b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

     (c) If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Term Loan pursuant to the relevant foregoing provisions of this Section (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this Section for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).
     (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
     (e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.
     Section 3.2 Conversion and Continuation Options.
     (a) The Borrower may elect from time to time to convert outstanding Term Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Term Loans made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Term Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Termination Date.
     (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Term Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date, and provided, further, that (A) if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent. Upon receipt of any such notice of continuation pursuant to this Section 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.
     Section 3.3 Minimum Amounts of Sets.
     All borrowings, conversions and continuations of Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.
     Section 3.4 Optional and Mandatory Prepayments.
     (a) Optional Prepayment. The Borrower may at any time and from time to time prepay the Term Loans made to it, in whole or in part, subject to Section 3.11, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Borrower to the Administrative Agent (in the case of Eurocurrency Loans outstanding), at least one Business Day’s irrevocable notice by the Borrower to the Administrative Agent (in the case of ABR Loans outstanding). Such notice shall specify, in the case of any prepayment of Term Loans, the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 3.11 and accrued interest to such date on the amount prepaid; provided that, notwithstanding anything to the contrary in this Section 3.4(a), the Borrower may rescind any notice of prepayment under this Section 3.4(a), if such prepayment would have resulted from a refinancing of this Facility, which refinancing shall not be consummated or shall otherwise be delayed. Partial prepayments of the Term Loans pursuant to this Section 3.4(a) shall be applied to such installment or installments thereof at the Borrower may elect; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety.
     (b) Optional Repurchase. Notwithstanding anything to the contrary contained in this Section 3.4 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans of the Borrower and its Subsidiaries, the Borrower or any Subsidiary of the Borrower may repurchase outstanding Term Loans pursuant to this Section 3.4 on the following basis:
     (i) The Borrower or any Subsidiary of the Borrower may make one or more offers (each, an “Offer”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Term Loan Lenders; provided that, (A) the Borrower shall have used commercially reasonable efforts to have the Facility rated by Standard & Poor’s and Moody’s prior to the proposed consummation date of such Offer, (B) Standard & Poor’s shall not have issued, or indicated that it will issue, a rating with respect to the Facility of SD or D and Moody’s shall not have issued, or indicated that it will issue, a rating with respect to the Facility of C, in each case with such rating to be in effect at the time of the proposed consummation date of such Offer, (C) the Borrower or such Subsidiary delivers a notice of such Offer to the Administrative Agent and all Term Loan Lenders no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Offer indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of such Offer, (3) the repurchase price per dollar of principal amount of such Offer Loans at which the Borrower or such Subsidiary is willing to repurchase such Offer Loans and (4) the instructions, consistent with this Section 3.4 with respect to the Offer, that a Term Loan Lender must follow in order to have its Offer Loans repurchased; (D) the Borrower or such Subsidiary shall hold such Offer open for a minimum period of two Business Days; (E) a Term Loan Lender who elects to participate in the Offer may choose to sell all or part of such Term Loan Lender’s Offer Loans; and (F) such Offer shall be made to Term Loan Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Term Loan Lenders; provided, further that, if any Term Loan Lender elects not to participate in the Offer, either in whole or in part, the amount of such Term Loan Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;
     (ii) In addition to any repurchase pursuant to Section 3.4(b)(i) above, the Borrower or any Subsidiary of the Borrower may repurchase all or any portion of the Term Loans held by (x) any Lender on terms mutually acceptable to the Borrower or such Subsidiary and to such Lender or (y) any CD&R Holder pursuant to and in accordance with the provisions of the Stockholders Agreement;
     (iii) With respect to all repurchases made by the Borrower or a Subsidiary of the Borrower, such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 3.4 in an amount equal to the aggregate principal amount of such Term Loans, provided that such repurchases shall not be subject to the provisions of Section 3.7 and Section 3.11;
     (iv) Following any repurchase by the Borrower or any Subsidiary of the Borrower pursuant to this Section 3.4, (A) all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and no longer outstanding (and may not be resold by the Borrower or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, (B) the Borrower or any Subsidiary of the Borrower, as the case may be, will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer; and (C) unless otherwise consented to by the Borrower, each Lender participating in such repurchase shall surrender to the Borrower any outstanding Notes held by it all or a portion of which are being repurchased and such Notes shall be marked “cancelled” by the Borrower; and
     (v) Failure by the Borrower or a Subsidiary of the Borrower to make any payment to a Lender required by an agreement permitted by this Section 3.4(b) shall not constitute an Event of Default under Section 8.1(a).
     (c) Mandatory Prepayments.
     (i) If on or after the Closing Date (1) the Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money pursuant to Section 7.2(c) pursuant to a public offering or private placement or otherwise, (2) the Borrower or any other Loan Party shall make an Asset Sale pursuant to Section 7.6(i) or (3) a Recovery Event occurs, then, in each case, if and to the extent the applicable Net Cash Proceeds are not required to be applied to the payment of obligations of the Borrower or the other borrowers under the ABL Facility, the Borrower shall prepay, in accordance with this Section 3.4(c), the Term Loans in an amount equal to: (A) in the case of the incurrence of any such Indebtedness other than Subordinated Indebtedness, 100% of the Net Cash Proceeds thereof, (B) in the case of the incurrence of any such Indebtedness that is Subordinated Indebtedness, 50% of the Net Cash Proceeds thereof; and (C) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof, in each case minus any Reinvested Amounts, with such prepayment to be made no later than the Business Day following the date of receipt of any such Net Cash Proceeds except that, in the case of clause (C), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in Section 1.1 and the Borrower has not elected to reinvest such proceeds (or portion thereof, as the case may be), such prepayment to be made on the earlier of (x) the date on which the certificate of a Responsible Officer of the Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (y) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition.
     (ii) On or before the date that is fifteen Business Days after the 90th day following the end of each fiscal year of the Borrower ending on or after October 31, 2010 (each, an “ECF Payment Date”), the Borrower shall, in accordance with Section 3.4(d) and Section 3.4(e), apply toward the prepayment of the Term Loans an amount equal to (x) the ECF Percentage of (i) the Borrower’s Excess Cash Flow for the immediately preceding fiscal year minus (ii) the aggregate principal amount of Term Loans prepaid or repurchased pursuant to Section 3.4(a) or Section 3.4(b) (in each case, other than any principal amount of Term Loans so prepaid or repurchased that has previously been applied by the Borrower pursuant to Section 3.4(c)(iii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(iii)), and any

ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, in each case during such fiscal year excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness, minus (y) the aggregate principal amount of Term Loans prepaid or repurchased pursuant to Section 3.4(a) or Section 3.4(b) (in each case, other than any principal amount of Term Loans so prepaid or repurchased that has previously been applied by the Borrower pursuant to Section 3.4(c)(iii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(iii)), and any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, in each case since the end of such fiscal year and on or prior to such ECF Payment Date, excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness (in the case of this clause (y), without duplication of any amount thereof previously deducted in any calculation pursuant to this Section 3.4(c) for any prior ECF Payment Date). For the avoidance of doubt, for purposes of this Section 3.4(c), proceeds from the incurrence of long-term Indebtedness shall not be deemed to include proceeds from the incurrence of Indebtedness under the ABL Facility or any other revolving credit or working capital financing.
     (iii) On or before the date (each such date, a “Tax Refund Prepayment Date”) that is 45 calendar days after each Tax Refund Calculation Date, the Borrower shall, in accordance with Section 3.4(d) and Section 3.4(e), prepay the Term Loans in an amount equal to the Tax Refund Prepayment Amount (if greater than zero) with respect to such Tax Refund Calculation Date. As used herein, the term “Tax Refund Prepayment Amount” with respect to any Tax Refund Calculation Date means the amount equal to the excess of (1) the greater of (x) $10 million and (y) 50% of the aggregate amount of all 2009 Tax Refunds received by the Borrower and its Subsidiaries from the date of this Agreement to such Tax Refund Calculation Date over (2) the aggregate principal amount of Term Loans prepaid or repurchased pursuant to Section 3.4(a) or Section 3.4(b) (in each case, other than any principal amount of Term Loans so prepaid or repurchased that has previously been applied by the Borrower pursuant to Section 3.4(c)(ii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(ii)) or prepaid pursuant to this Section 3.4(c)(iii), in each case from the date of this Agreement to the Tax Refund Prepayment Date corresponding to such Tax Refund Calculation Date.
     (iv) Nothing in this paragraph (c) shall limit the rights of the Agents and the Lenders set forth in Article VIII. Prepayments of Term Loans pursuant to this Section 3.4(c) shall be applied to reduce the remaining amortization payments in forward order of maturity. No prepayment of Term Loans pursuant to this Section 3.4(c) shall be in an amount greater than the then outstanding balance of the Term Loans.
     (d) Amounts prepaid or deemed prepaid on account of Term Loans pursuant to Section 3.4(a), 3.4(b) and 3.4(c) may not be reborrowed.
     (e) Notwithstanding the foregoing provisions of this Section 3.4, if at any time any prepayment of the Term Loans pursuant to Sections 3.4(a) or 3.4(c) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Section 3.11 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower); provided that, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with Section 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.
     Section 3.5 Computation of Interest and Fees.
     (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Term Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 3.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate.
     Section 3.6 Inability to Determine Interest Rate.
     If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Term Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by Section 3.2) and (b) any Term Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by Section 3.2).
     Section 3.7 Pro Rata Treatment and Payments.
     (a) Each payment (including each prepayment but excluding prepayments pursuant to Section 3.8 or Section 3.12(d) and purchases pursuant to Section 3.4(b)) by the Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the respective Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Term Loan, at the Administrative Agent’s office specified in Section 10.2, in Dollars, in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative

Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding the Borrower would be permitted to borrow such amount pursuant to Section 2.1.
     Section 3.8 Illegality.
     Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested (to the extent otherwise permitted by Section 3.2), (c) such Lender’s Term Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by law (to the extent otherwise permitted by Section 3.2) and (d) such Lender’s Term Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by Section 3.2 shall, upon notice to the Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.
     Section 3.9 Requirements of Law.
     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):
     (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded Taxes and Taxes measured by or imposed upon the net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income Tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or
     (iii) shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by Section 3.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 3.9(a) and such amounts, if any, as may be required pursuant to Section 3.11. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent)

of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
     (c) Notwithstanding anything to the contrary this Section 3.9, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.
     Section 3.10 Taxes.
     (a) Except as provided below in this Section 3.10 or as required by law, all payments made by the Borrower and the Administrative Agent under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Administrative Agent or the Borrower to any Agent or any Lender under this Agreement or the Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and shall not be required to indemnify for, any Non-Excluded Taxes, and any amounts payable by the Borrower or any Agent to, or for the account of, any Agent or any Lender shall not be increased (i) if such Agent or Lender fails to comply with the requirements of paragraph (b) or (c) of this Section 3.10 or Section 3.12 or (ii) with respect to any Non-Excluded Taxes (x) imposed in connection with the payment of any fees under this Agreement or the Notes or (y) imposed by the United States or any state or political subdivision thereof unless such Non-Excluded Taxes are imposed as a result of a Change in Tax Law applicable to such Agent or Lender, as the case may be. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the applicable Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the applicable

Agent or Lender for any incremental taxes, interest or penalties incurred by such Agent or Lender as a result of any such failure.
     (b) Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit E (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from U.S. withholding tax with respect to payments under this Agreement and any Note, unless there has been a Change in Tax Law applicable to such Agent or Lender which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form.
     (c) Each Agent and each Lender shall, upon request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment made under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Taxes (or to allow any such deduction or withholding to be made at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this Section 3.10, provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this Section 3.10 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
     (d) The provisions in this Section 3.10 shall survive the termination of this Agreement and the payment of the Notes and all amounts payable hereunder.
     Section 3.11 Indemnity.
     The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 3.11, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
     Section 3.12 Certain Rules Relating to the Payment of Additional Amounts.
     (a) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to make a payment pursuant to Section 3.9 and Section 3.10, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any such Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to make such payment pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any such Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.
     (b) If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under Sections 8.1(a) or 8.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to make any payment under Section 3.9 or Section 3.10, the Borrower shall not be obligated to make such payment.
     (c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any amount to or on behalf of any Lender by the Borrower pursuant to Section 3.9 or Section 3.10, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).
     (d) If the Borrower shall become obligated to make any payment under Section 3.9 or Section 3.10 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 3.9 or Section 3.10, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Term Loan, in whole or in part, at an aggregate price no less than such Term Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’

irrevocable notice to the Administrative Agent, to prepay the affected Term Loan, in whole or in part, subject to Section 3.11, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In connection with any such substitution under this Section 3.12(d), if the affected Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such substitution within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the substitute Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the affected Lender relating to the Term Loans and participations so assigned shall be paid in full by the substitute Lender to such affected Lender, then such affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such affected Lender. In the case of a prepayment of an affected Term Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Term Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Section 3.9 and Section 3.10 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under Section 3.11) prior to such substitution or prepayment.
     (e) If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made a payment under Section 3.9 or Section 3.10, such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.
     (f) The obligations of any Agent, Lender or Participant under this Section 3.12 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.
     Section 3.13 Further Actions On or Prior to Closing.
     (a) Effective as of the Closing Date, without further action by any party thereto, the Original Security Agreement and other Original Security Documents and the Liens created thereby shall terminate and be of no further force or effect. On the Closing Date, the Administrative Agent and the Collateral Agent, as applicable, shall take all actions necessary or reasonably requested by the Borrower to carry out and effectuate the release of all Original

Collateral from the Liens created thereby; all rights to the Original Collateral thereunder shall revert to the Obligors (as defined in the Original Security Agreement) and the Administrative Agent shall execute and deliver to the Obligors such documents (including UCC termination statements) as such Obligors shall have reasonably requested to evidence such termination.
     (b) Subject to Section 6.10, on or prior to the Closing Date, the Administrative Agent and the Borrower or its Subsidiaries shall amend and restate each of the Existing Mortgages listed on Schedule 3.13(b) into substantially the form set forth in Exhibit C or as shall otherwise be reasonably acceptable to the Borrower and the Administrative Agent.
     (c) Effective as of the Closing Date, (i) the Issuing Lender (as defined in the Original Credit Agreement), hereby resigns as Issuing Lender under the Original Credit Agreement and shall not be a party to this Agreement or any Loan Document in such capacity, (ii) with respect to each outstanding Letter of Credit (as defined in the Original Credit Agreement) the Issuing Lender is no longer the issuer of any such Letters of Credit in its capacity as Issuing Lender under the Original Credit Agreement (but, for the avoidance of doubt, the Issuing Lender shall remain the issuer of such Letters of Credit pursuant to the terms thereof and the Cash Collateral Agreement, dated as of May 21, 2009 (the “Cash Collateral Agreement”), between the Borrower and the Issuing Lender), (iii) each such Letter of Credit no longer constitutes an Obligation and (iv) no Lender under this Agreement or the Original Credit Agreement shall have any liability with respect to such Letters of Credit (but, for the avoidance of doubt, the Issuing Lender shall remain the issuer of such Letters of Credit pursuant to the terms thereof and the Cash Collateral Agreement).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents and warrants as of the Closing Date that:
     Section 4.1 Financial Condition.
     (a) (i) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended October 29, 2006, October 28, 2007 and November 2, 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates and (ii) the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter period ending the most recent fiscal quarter for which financial statements are available, together with the related consolidated statements of income or operations, equity and cash flows for such fiscal quarter period ending on such date, in each case were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Borrower and its consolidated Subsidiaries.
     (b) The pro forma balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries, copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries as of August 2, 2009, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and for the three fiscal quarter period ending August 2, 2009 for purposes of the statement of operations), to the initial borrowings and the other transactions contemplated to occur on the Closing Date.
     (c) As of the Closing Date, no fact, event, change or circumstances shall have occurred since the date of the Investment Agreement that has had or would be reasonably likely to have a Material Adverse Effect; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or industries in which the Borrower and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Borrower or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Loan Documents, the Investment Agreement and the ABL Facility Documents and the transactions contemplated hereby and thereby, (E) the failure of the Borrower to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Borrower) or (F) any change in the trading prices of the Capital Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Borrower); except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.
     (d) As of the Closing Date, after giving effect to the consummation of the Transactions, the Borrower is Solvent.
     Section 4.2 Existence; Compliance with Law.
     Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

     Section 4.3 Power; Authorization; Enforceable Obligations.
     Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party, except for (a) consents, authorizations, notices and filings which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     Section 4.4 No Legal Bar.
     The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by Section 7.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.
     Section 4.5 No Material Litigation.
     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 4.5, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

     Section 4.6 Ownership of Property; Liens.
     Each of the Borrower and its Subsidiaries has good title in fee simple to all its Mortgaged Property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by Section 7.3.
     Section 4.7 Intellectual Property.
     The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided in Schedule 4.7, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
     Section 4.8 No Burdensome Restrictions.
     Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.
     Section 4.9 Taxes.
     To the knowledge of the Borrower, each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes (other than taxes on real property) shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (in each case under this Section 4.9, excluding any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect and (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be).
     Section 4.10 Federal Regulations.
     No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative

Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.
     Section 4.11 ERISA.
     During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (h) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.
     Section 4.12 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent or the agent under the ABL Facility (to be held for the benefit of the Lenders and the lenders under the ABL Facility pursuant to the terms of the Intercreditor Agreement), (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on

Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 4.12 and not defined in this Agreement are so used as defined in the applicable Security Document. Notwithstanding the foregoing or any other provision of any Loan Document, it is understood and agreed that the Collateral shall be “as is, where is,” and that such liens and security interests in favor of the Collateral Agent for the benefit of the Lenders with respect thereto shall be subject in all respects to all existing Liens, security interests, title imperfections and defects, and other defects and impairments of any nature whatsoever.
     Section 4.13 Investment Company Act; Other Regulations.
     The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.
     Section 4.14 Subsidiaries.
     Schedule 4.14 sets forth all the Subsidiaries of the Borrower at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.
     Section 4.15 Environmental Matters.
     Other than as disclosed on Schedule 4.15 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:
     (i) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.
     (ii) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Subsidiaries that is part of the Collateral.

     (iii) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
     (iv) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.
     (v) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.
     Section 4.16 No Material Misstatements.
     The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.
     Section 4.17 Labor Matters.
     There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

     Section 4.18 Insurance.
     Schedule 4.18 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Borrower and its Subsidiaries taken as a whole with the amounts insured (and any deductibles) set forth therein.
     Section 4.19 Anti-Terrorism.
     As of the Closing Date, the Borrower and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.
ARTICLE V
CONDITIONS PRECEDENT
     Section 5.1 Conditions to Effectiveness of this Agreement.
     This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied or waived (the “Closing Date”):
     (a) Loan Documents
     The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:
     (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower;
     (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each material Wholly Owned Domestic Subsidiary; and
     (iii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.
     (b) Transactions
     The following collectively are referred to herein as the “Transactions”:
     (i) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it, that the Borrower shall have received gross cash proceeds from the issuance of shares of Preferred Stock in accordance with the terms and conditions of the Investment Agreement;

     (ii) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it that the Borrower shall have obtained the ABL Facility with not less than $125,000,000 of commitments thereunder as of the Closing Date;
     (iii) The Lenders shall receive, substantially currently with the satisfaction of the other conditions precedent set forth in this Section 5.1, prepayment of no less than, in the aggregate, approximately $143,000,000 principal amount of the Term Loans outstanding under the Original Credit Agreement, together with all accrued and unpaid interest thereon (the “Term Loan Prepayment”);
     (iv) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it, that the Borrower shall have accepted for redemption the tender of Convertible Notes in principal amount of not less than $171,000,000; and
     (v) On the Closing Date, the Administrative Agent shall have received complete and correct copies of the ABL Facility Agreement and the Investment Agreement, certified as such by an appropriate officer of the Borrower.
     (c) After giving effect to the consummation of the Investment, the Borrower and its Subsidiaries shall have no outstanding Indebtedness held by third parties, except for Indebtedness under the Facility and any Assumed Indebtedness. All material terms and conditions of any Unscheduled Assumed Indebtedness shall be reasonably satisfactory to the Required Lenders. Any other existing Indebtedness, other than any such Unscheduled Assumed Indebtedness, shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this Section 5.1.
     (d) The Lenders shall have received (i) annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Borrower and its Subsidiaries prepared on a quarterly basis though the first four complete fiscal quarters after the Closing Date and thereafter on an annual basis through the fiscal year ended 2013 and (ii) an opening pro forma balance sheet for the Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements are available adjusted to give effect to the Transactions and the other transactions related thereto.
     (e) The applicable waiting periods specified under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by the Investment Agreement shall have lapsed or been terminated and all other consents or approvals from the boards of directors, shareholders and other corporate governing bodies, applicable third parties and any other Governmental Authority required to consummate the Transactions, the failure of which to obtain would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, shall have been obtained. At the Closing Date, there shall be no law, regulation, injunction, restraining order or decree of any Governmental Authority that is in effect that restrains or prohibits, or imposes materially adverse conditions upon, the consummation of the transactions contemplated by this Agreement or any of the other Transactions.
     (f) The Administrative Agent shall have received the following executed legal opinions:
     (i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to CD&R Associates VIII, Ltd.;
     (ii) the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties; and
     (iii) the executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain of the Loan Parties.
     (g) The Administrative Agent shall have obtained a valid, perfected security interest in the Collateral (to the extent provided in the Loan Documents); and all documents, instruments, filings, recordations and searches (consisting solely of Mortgages, surveys, appraisals and flood hazard certificates and related opinions of local counsel in the case of the Mortgaged Property of the Loan Parties that constitutes Collateral) reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made or, in the case any UCC filings, written authorization to make such UCC filings shall have been delivered to the Administrative Agent; provided that with respect to any such Collateral the security interest in which may not be perfected by possession or the filing of a UCC financing statement or (in the case of foreign collateral) by making a similar filing in a foreign jurisdiction or by making a filing with the U. S. Patent and Trademark Office or the U. S. Copyright Office, if perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished on the Closing Date using commercially reasonable efforts, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the Closing Date, and Section 6.10 shall govern the delivery thereof after the Closing Date. Notwithstanding the foregoing, it is understand and agreed that the Collateral shall be “as is, where is,” and that such liens and security interests in favor of the Collateral Agent for the benefit of the Lenders with respect thereto shall be subject in all respects to all existing Liens, security interests, title imperfections and defects, and other defects and impairments of any nature whatsoever. The delivery requirements set forth in this Section 5.1(g) shall be a delivery requirement only and not a requirement with respect to condition or value.
     (h) The Collateral Agent or the ABL Collateral Agent (as defined in the Guarantee and Collateral Agreement) or any other agent as may be provided for in the Intercreditor Agreement shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
     (i) The Collateral Agent shall have received in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in the amount set forth with respect to such policy in Schedule 5.1(i); (ii) insure that the amended and restated Existing Mortgage creates a valid Lien on the Mortgaged Property; (iii) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy or the applicable state equivalent; and (v) be issued by Stewart Title Guaranty Company or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Borrower). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made. The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this Section and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the Mortgaged Properties, each only to the extent reasonably requested by the Collateral Agent. The delivery requirements set forth in this Section 5.1(i) shall be a delivery requirement only and not a requirement with respect to condition or value; provided that if delivery of the foregoing items may not be accomplished on the Closing Date using commercially reasonable efforts, then delivery of the foregoing items shall not constitute a condition precedent to the Closing Date, and Section 6.10 shall govern the delivery thereof after the Closing Date.
     (j) The Agents, the Lenders and Wachovia Capital Markets, LLC or Wells Fargo Securities, LLC, as its successor, shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date.
     (k) The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, and (ii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.
     (l) The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.
     (m) The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party with accompanying good standing certificates issued by the secretary of the state of incorporation or organization of each Loan Party.
     (n) The Borrower shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 6.5 of this Agreement and Section 5.2.2 of the Guarantee and Collateral Agreement shall have been satisfied. The Borrower shall have caused the Administrative Agent and the other Secured Parties to have been named as additional insureds with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the casualty insurance maintained by the Borrower and the Guarantors.
     (o) No fact, event, change or circumstances shall have occurred since the date of the Investment Agreement that has had or would be reasonably likely to have a Material Adverse Effect; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or industries in which the Borrower and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Borrower or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Loan Documents, the Investment Agreement and the ABL Facility Documents and the transactions contemplated hereby and thereby, (E) the failure of the Borrower to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Borrower) or (F) any change in the trading prices of the Capital Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Borrower); except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.
     (p) There shall not exist (pro forma for the Transactions) any Default or Event of Default under this Agreement after giving effect to the effectiveness hereof on the Closing Date; provided that any Default or Event of Default that would otherwise result from the failure to provide any guarantee or collateral on the Closing Date after the use of commercially reasonable efforts by the Borrower or any of its Subsidiaries to do so shall in each case not constitute a Default or Event of Default for purposes of this Agreement.
     (q) The Borrower shall have used its reasonable best efforts to have the Facility rated by Standard & Poor’s and Moody’s.
     (r) There shall be no bankruptcy or insolvency proceeding pending with respect to the Borrower or its Subsidiaries, and there shall be no material litigation pending or to the knowledge of the Borrower threatened that would reasonably be expected to have a Material Adverse Effect.

     (s) The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying the Solvency of the Borrower in customary form reasonably satisfactory to the Administrative Agent.
     (t) All representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document to which it is a party shall be true and correct in all material respects on and as of the date of the Equity Investment (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to the application of the proceeds therefrom, as though made on and as of such date.
     The receipt and acceptance of the Term Loan Prepayment by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.
     Section 5.2 Conditions to Each Future Extension of Credit.
     The agreement of each Lender or Additional Committing Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to the Extensions of Credit requested to be made on such date.
     (c) Borrowing Notice. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time) at least three Business Days prior to the date of Borrowing (such date, the “Borrowing Date”) specifying the amount to be borrowed.
     Each borrowing of Term Loans by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI
AFFIRMATIVE COVENANTS
     The Borrower hereby agrees that, from and after the Closing Date and thereafter until payment in full of the Term Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:
     Section 6.1 Financial Statements.
     Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):
     (a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 6.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);
     (b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligations under this Section 6.1(b) with respect to such quarter); and
     (c) all such financial statements delivered pursuant to Sections 6.1(a) and 6.1(b) to be (and, in the case of any financial statements delivered pursuant to Section 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 6.1(b), for the absence of certain notes).
     Section 6.2 Certificates; Other Information.
     Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate or report of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to the covenant set forth in Section 7.1(a) to the extent such covenant is then applicable, except as specified in such certificate or report (which certificate or report may be limited in accordance with accounting rules or guidelines);
     (b) concurrently with the delivery of the financial statements and reports referred to in Sections 6.1(a) and 6.1(b), a certificate signed by a Responsible Officer of the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine compliance with the covenant set forth in Section 7.1(a) to the extent each covenant is then applicable (in the case of a certificate furnished with the financial statements referred to in Section 6.1(a) and Section 6.1(b));
     (c) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;
     (d) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

     (e) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.
     Section 6.3 Payment of Obligations.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than those relating to the Mortgaged Properties), including taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 6.4 Conduct of Business and Maintenance of Existence.
     Continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries on the Closing Date or that is reasonably related thereto, taken as a whole, and preserve, renew and keep in full force and effect its corporate or other organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to Section 7.5, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 6.5 Maintenance of Property; Insurance.
     (a) Keep all property useful and necessary in the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times that, subject to the Intercreditor Agreement, the Administrative Agent and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Collateral Agent shall be named as loss payee with respect to the casualty insurance maintained by the Borrower and the Guarantors; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any casualty insurance maintained by the Borrower or its Subsidiaries, the disposition of such amounts to be subject to the provisions of Section 3.4(c), and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Guarantor shall have the sole right to adjust or settle any claims under such insurance.

     (b) With respect to each property of the Borrower and its Subsidiaries subject to a Mortgage:
     (i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Borrower shall maintain or cause to be maintained, flood insurance to the extent required by law.
     (ii) The Borrower and each of its applicable Subsidiaries promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to Section 6.5(a).
     (iii) If the Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Borrower or any Subsidiary had insured such property, and pay the premium or premiums therefore, and the Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.
     (iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $5,000,000, the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Section 6.5(a).
     Section 6.6 Inspection of Property; Books and Records; Discussions.
     Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

     Section 6.7 Notices.
     Promptly give notice to the Administrative Agent and each Lender of:
     (a) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;
     (b) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case would reasonably be expected to not be cured or adversely determined and, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;
     (c) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under the Convertible Notes Indenture;
     (d) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any litigation or proceeding affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;
     (e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan or Foreign Plan, a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date; and

     (f) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject the Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.
     Section 6.8 Environmental Laws.
     (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. For purposes of this Section 6.8(a), noncompliance with the foregoing provisions shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.
     (b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.
     Section 6.9 After-Acquired Real Property and Fixtures.
     (a) With respect to any owned real property or fixtures thereon located in the United States of America, in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this Section 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Section 6.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by Section 7.2(f) or Section 7.2(g), in whole or in part through the incurrence of Indebtedness permitted by Section 7.2(f) or Section 7.2(g), until such Indebtedness is repaid in full (and not refinanced as permitted by Section 7.2(f), Section 7.2(g) or Section 7.2(v)) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this Section 6.9, the Borrower or such Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies and flood hazard certificates in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or any survey, title insurance policy or flood hazard certificate that the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies and flood hazard certificates and whether the delivery of such surveys, title insurance policies and flood hazard certificates would be customary in connection with such grant of such Lien in similar circumstances).
     (b) With respect to any Wholly Owned Domestic Subsidiary created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than any Wholly Owned Domestic Subsidiary formed solely for the purpose of becoming a Parent Entity, or merging with the Borrower in connection with another Wholly Owned Domestic Subsidiary becoming a Parent Entity, or otherwise creating or forming a Parent Entity), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii)

deliver to the Collateral Agent or to any agent therefore as may be provided by the Intercreditor Agreement the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.
     (c) With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries, the Capital Stock of which is owned directly by the Borrower or any of its Domestic Subsidiaries, promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary that it believes is or is likely to become material to the Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent or to any agent therefor as may be provided by the Intercreditor Agreement the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.
     (d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (in each case to the extent described therein).
     (e) Notwithstanding anything to contrary in this Agreement, nothing in this Section 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

     Section 6.10 Post-Closing Security Perfection.
     The Borrower agrees to use commercially reasonable efforts to deliver or cause to be delivered such documents and instruments and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in Sections 3.13(b), 5.1(g) and 5.1(i) (including applicable Mortgages, title reports, title insurance policies, surveys, appraisals, flood hazard certificates and related opinions of local counsel with respect to the Mortgaged Property of the Loan Parties that constitutes Collateral) that are not so provided on the Closing Date. The delivery requirements set forth in this Section 6.10 are delivery requirements only and not requirements with respect to condition or value. In addition, with respect to the owned real property located at Highway 114 West and 400 North Kimball, Southlake, Texas, if such owned real property is owned by a Loan Party on March 31, 2010, the applicable Loan Party shall promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority.
     Section 6.11 2009 Tax Refund. The Borrower shall use reasonable best efforts to obtain the maximum amount of any 2009 Tax Refund of U.S. federal income taxes and shall use commercially reasonable efforts to obtain any 2009 Tax Refund of state income taxes, in each case that is legally due to the Borrower or any Subsidiary thereof, as soon as reasonably practicable and based on positions determined by the Borrower in good faith and consistent with past practice of the Borrower and its Subsidiaries in the ordinary course, provided that this Section 6.11 shall not apply to any 2009 Tax Refund of state income taxes that, in the good faith judgment of the Borrower, is not expected to be greater than $25,000, and provided, further, that neither the Borrower nor any Subsidiary thereof shall be required to file any tax return prior to the due date (taking into account applicable extensions) for filing such tax return.
     Section 6.12 Notice of Any ABL Refinancing.
     If the Borrower shall have determined to replace or refinance the ABL Facility Agreement, the Borrower shall give notice to the Administrative Agent of such determination (and the Administrative Agent agrees to so notify the Lenders). The Lenders shall have an opportunity (for such period of time as the Borrower shall in good faith determine to be reasonable) to make a proposal to provide such replacement or refinancing of the ABL Facility Agreement, provided that (i) the Borrower shall not have any obligation to accept any such proposal or to enter into, continue or consummate any discussions, negotiations, understanding or agreement with any of the Lenders or any other Person with respect to any such proposal or any replacement or refinancing of the ABL Facility Agreement, (ii) if the Borrower elects to enter into any discussions or negotiations with any of the Lenders or any other Person with respect to any such proposal or any replacement or refinancing of the ABL Facility Agreement, the Borrower shall have the right in its sole discretion to suspend, discontinue or terminate such discussions or negotiations at any time or from time to time, and (iii) notwithstanding any other provision hereof, the Borrower shall not have any liability to any of the Lenders with respect to any fees, expenses or other obligations or liabilities that any of the Lenders or any other Person may incur in making any such proposal or in entering into or continuing any such discussions or negotiations.

ARTICLE VII
NEGATIVE COVENANTS
     The Borrower hereby agrees that, from and after the Closing Date and thereafter until payment in full of the Term Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:
     Section 7.1 Consolidated Leverage Ratio.
     (a) Permit the Consolidated Leverage Ratio as at the last day of the Most Recent Four Quarter Period, beginning with the four fiscal quarter period of the Borrower ending October 30, 2011, to exceed the Maximum Consolidated Leverage Ratio.
     (b) Section 7.1(a) shall not apply with respect to any four fiscal quarter period of the Borrower (the last day of such period, the “Fiscal Period End Date”) if, as of the last day (the “Calculation Date”) on which financial statements of the Borrower are required to be delivered pursuant to Section 6.1(a) or 6.1(b) for the fiscal year or quarter ending on the Fiscal Period End Date, (x) the aggregate principal amount of Term Loans outstanding at the beginning of the fiscal quarter then ended shall have been reduced by an amount (the “Required Amortization Amount”) equal to $3,750,000 minus (at the Borrower’s option) any or all of the Cumulative Term Loan Amortization Not Otherwise Applied (up to an amount not to exceed $3,750,000), through any repayment, prepayment, repurchase or other acquisition or retirement (including pursuant to Section 3.4 but excluding scheduled principal installment payments made pursuant to Section 2.3), or (y) the Required Amortization Amount as calculated pursuant to the foregoing is zero.
     Section 7.2 Limitation on Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:
     (a) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to this Agreement and the other Loan Documents;
     (b) Indebtedness evidenced by the Convertible Notes in an aggregate principal amount at any time outstanding not to exceed $9,000,000, provided that all such Indebtedness shall be repaid, redeemed, defeased, discharged or otherwise acquired or retired no later than January 15, 2010 with payment therefor to be disbursed from the Convertible Note Account;
     (c) Indebtedness of the Borrower or any of its Subsidiaries evidenced by any senior notes, other senior debt securities, or other senior indebtedness (collectively, “Senior Notes”) or subordinated notes, other subordinated debt securities or other subordinated indebtedness (“Subordinated Indebtedness”), provided that (i) immediately after giving effect to each issuance of such Senior Notes or Subordinated Indebtedness, the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than 4.00 to 1.00, (ii) any such Senior Notes or Subordinated Indebtedness shall have a stated maturity date after the Termination Date and (iii) any such Senior Notes or Subordinated Indebtedness shall not be secured by any assets of the Loan Parties not pledged as Collateral;
     (d) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to the ABL Facility Documents, including any extension, refinancing, refunding, replacement or renewal thereof, whether in whole or in part; provided that at any time outstanding pursuant to this clause (d) (i) the aggregate face amount of any outstanding undrawn letters of credit that are not cash collateralized shall not exceed $25,000,000 and (ii) the aggregate principal amount of such Indebtedness (including the aggregate face amount of any outstanding undrawn letters of credit that are not cash collateralized) shall not exceed $100,000,000 at any time outstanding (except as a result of any capitalization of accrued and unpaid interest thereon) and ;
     (e) Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary;
     (f) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part, in an aggregate principal amount not exceeding $10,000,000 at any time outstanding, provided that such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased;
     (g) (x) unsecured Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Borrower or any of its Subsidiaries assumed in connection with, any acquisition permitted by Section 7.9; provided that (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) if such Indebtedness is owed to a Person, other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and shall not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $25,000,000, such greater percentage as shall be reasonably satisfactory to the Required Lenders), (iii) if such Indebtedness is being assumed under clause (y), such Indebtedness shall not have been incurred by any party in contemplation of the acquisition permitted by Section 7.9 and (iv) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

     (h) to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Borrower or any of its Subsidiaries under Interest Rate Protection Agreements and Permitted Hedging Arrangements;
     (i) other Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date, or incurred under facilities in existence on the Closing Date, and listed on Schedule 7.2(i), and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part, on financial and other terms, in the reasonable judgment of the Borrower, no more onerous to the Borrower or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, replacements, refunding, renewal or extension except by an amount equal to any original issue discount (if applicable), any premium or other amounts paid, and discounts, commissions, fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;
     (j) to the extent that any Guarantee Obligation or other obligation described in Section 7.4 constitutes Indebtedness, such Indebtedness;
     (k) Indebtedness in respect of performance, bid, material and supply, tax, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, and trade-related letters of credit, all in the ordinary course of business; and Indebtedness under or in connection with the Cash Collateral Agreement and the letters of credit secured thereby;
     (l) Indebtedness of Foreign Subsidiaries of the Borrower not exceeding, as to all such Foreign Subsidiaries, in aggregate principal amount at any time outstanding an amount equal to the greater of $10,000,000 or 55% of book value of foreign assets;
     (m) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;
     (n) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;
     (o) Indebtedness of the Borrower or any of its Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Borrower and its Subsidiaries permitted by Section 7.8(m);
     (p) Indebtedness of the Borrower or any of its Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Borrower or such Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that, the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $30,000,000;

     (q) cash management obligations and other Indebtedness of the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections, credit cards or stored value cards and similar arrangements in each case arising under standard business terms of any bank at which the Borrower or any Subsidiary maintains an overdraft, cash pooling, credit cards or stored value cards or other similar facility or arrangement;
     (r) Indebtedness of the Borrower or any of its Subsidiaries in respect of any Sale and Leaseback Transaction, provided that immediately after giving effect to each such Sale and Leaseback Transaction, the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than 3.5 to 1.00; and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part;
     (s) Indebtedness of the Borrower or any of its Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted under this Section 7.2;
     (t) accretion of the principal amount of Indebtedness of the Borrower or any of its Subsidiaries otherwise permitted under this Section 7.2 issued at any original issue discount;
     (u) other Indebtedness of the Borrower or any of its Subsidiaries not exceeding $15,000,000 in aggregate principal amount at any time outstanding; and
     (v) Indebtedness of the Borrower or any of its Subsidiaries which represents an extension, refinancing, refunding, replacement or renewal, in whole or in part, of any of the Indebtedness described in clause (c) and (g) hereof (and, to the extent related thereto, clauses (s) and (t) hereof); provided that (i) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus discounts, commission and other fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are limited to all or part of the same property (including, if provided by the documentation evidencing such Indebtedness being extended, refinanced, replaced or renewed, after-acquired property) that secured or would have secured the Indebtedness being extended, refinanced, refunded, replaced or renewed; provided that the total value of the collateral securing such Indebtedness incurred under this Section 7.2(v) immediately following such incurrence shall not be materially greater than the value of the collateral securing the Indebtedness being extended, refinanced, replaced or renewed immediately prior to such extension, refinancing, replacement or renewal, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed and (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the obligations of the Borrower hereunder and under the other Loan Documents, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness.
     For purposes of determining compliance with this Section 7.2, in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (v) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause).
     Section 7.3 Limitation on Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):
     (a) Liens for Taxes not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;
     (c) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;
     (d) pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits in respect of liability to insurance carriers under insurance or self-insurance arrangements);
     (e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, material and supply, tax, judgment and like bonds, replevin bonds, other similar bonds and other obligations of a like nature incurred in the ordinary course of business; and Liens created under or in connection with the Cash Collateral Agreement and the letters of credit secured thereby;
     (g) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;
     (h) Liens arising from (i) operating leases and (ii) equipment or other materials which are not owned by any Borrower or a Subsidiary located on the premises of such Borrower or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business (it being understood that any precautionary UCC financing statement filings in respect of any such lease or equipment shall not be deemed a Lien);
     (i) statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Borrower or any Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Borrower or such Subsidiary at such banks or intermediaries (but not any Indebtedness for borrowed money owing by the Borrower or such Subsidiary to such banks or intermediaries);
     (j) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;
     (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or its Subsidiaries in the ordinary course of business;
     (l) Liens in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(m), Section 7.2(o) or Section 7.2(q) or (to the extent relating to Indebtedness otherwise permitted to be secured) Section 7.2(g) or Section 7.2(t);
     (m) Liens on the property or assets described in Section 7.2(p) in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(p);
     (n) Liens in respect of or consisting of (i) Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(f) incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets, provided, that such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness, or (ii) Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(g) assumed in connection with any acquisition permitted by

Section 7.9, provided that in the case of this clause (ii), (x) such Liens shall not be created in contemplation of such acquisition and shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, and (y) the total value of the collateral subject to such Liens immediately following such acquisition shall not be materially greater than the value of the collateral subject to such Liens immediately prior to such acquisition;
     (o) Liens existing on assets or properties at the time of the acquisition thereof by the Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Borrower or such Subsidiary other than the assets or property being acquired;
     (p) (i) Liens in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(i), provided that no such Lien in respect of Indebtedness incurred pursuant to Section 7.2(i) is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 7.2(i), (ii) Liens not otherwise permitted hereunder, all of which Liens permitted pursuant to this Section 7.3(p)(ii) secure obligations not exceeding $10,000,000 in aggregate amount at any time outstanding, and (iii) Liens contemplated by Section 7.2(v)(ii);
     (q) Liens in respect of Guarantee Obligations permitted under Section 7.4(d) not exceeding (as to the Borrower and all of its Subsidiaries) $5,000,000 in aggregate amount at any time outstanding;
     (r) Liens created pursuant to the Security Documents;
     (s) any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any of its Subsidiaries to comply with Section 6.9(b) or Section 6.9(c);
     (t) Liens on property of any Foreign Subsidiary of the Borrower in respect of Indebtedness of such Subsidiary permitted by Section 7.2;
     (u) Liens on intellectual property, including any foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;
     (v) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which are Liens in respect of Indebtedness of the applicable Subsidiary permitted under Section 7.2, Guarantee Obligations of the applicable Subsidiary permitted under Section 7.4, or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;
     (w) Liens in respect of or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(c) and Guarantee Obligations in respect of such Indebtedness permitted under Section 7.4(k) and any refinancings, extensions, refundings, renewals and replacements thereof, in whole or in part, otherwise permitted under this Agreement;
     (x) Liens in respect of or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(d) and Guarantee Obligations in respect of such Indebtedness permitted under Section 7.4(k) and any refinancings, extensions, refundings, renewals and replacements thereof, whether in whole or in part, otherwise permitted under this Agreement or otherwise created pursuant to the ABL Facility Documents; provided that (i) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Security Document to secure the “Secured Obligations” as defined in the Guarantee and Collateral Agreement and (ii) all such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement;
     (y) Liens in respect of or in connection with Interest Rate Protection Agreements and Permitted Hedging Arrangements entered into by the Borrower or its Subsidiaries;
     (z) Liens on property subject to Sale and Leaseback Transactions and general intangibles related thereto;
     (aa) Liens in respect of Guarantee Obligations permitted under Section 7.4 relating to Indebtedness permitted under Section 7.2, to the extent Liens in respect of such Indebtedness are permitted under this Section 7.3; and
     (bb) Liens, security interests, title imperfections and defects, and all other defects and impairments of any nature whatsoever, in each case in existence on the Closing Date.
     Section 7.4 Limitation on Guarantee Obligations.
     Create, incur, assume or suffer to exist any Guarantee Obligation except:
     (a) Guarantee Obligations in existence on the Closing Date, and any refinancings, refundings, extensions, replacements or renewals thereof, in whole or in part, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension, replacements or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by Section 7.2(i);
     (b) Guarantee Obligations in respect of performance, bid, appeal, surety, material and supply, tax, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and trade-related letters of credit, all in the ordinary course of business;
     (c) Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by Section 7.10(d) or similar agreements by the Borrower;
     (d) Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate amount (as to the Borrower and all of its Subsidiaries), together with the aggregate amount of all Investments permitted under Section 7.8(e)(iv), of up to $5,000,000 outstanding at any time;
     (e) obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;
     (f) obligations of the Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements;
     (g) Guarantee Obligations incurred in connection with acquisitions permitted under Section 7.9, provided that if any such Guarantee Obligation inures to the benefit of any Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $25,000,000, such greater percentage shall be reasonably satisfactory to the Required Lenders);
     (h) guarantees made by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to Sections 7.2(b), (c) and (d)) which obligations are otherwise permitted under this Agreement;
     (i) Guarantee Obligations in connection with sales or other dispositions permitted under Section 7.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;
     (j) Guarantee Obligations incurred pursuant to the Guarantee and Collateral Agreement or any other Loan Document, or otherwise in respect of Indebtedness permitted by Section 7.2(a);
     (k) Guarantee Obligations (i) in respect of Indebtedness permitted pursuant to Sections 7.2(b), (c) and (d), provided that (x) if any such Indebtedness is subordinated in right of payment to the obligations of the Borrower hereunder and under the other Loan

Documents, then any corresponding Guarantee Obligations shall be subordinated to Indebtedness outstanding pursuant to this Agreement and other Loan Documents to substantially the same extent, and (y) Guarantee Obligations in respect of Indebtedness permitted pursuant to Section 7.2(b) and (c) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or the Borrower, or (ii) otherwise arising pursuant to the ABL Facility Documents;
     (l) accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Subsidiaries in the ordinary course of business;
     (m) Guarantee Obligations in respect of Investments expressly permitted by Section 7.8; and
     (n) Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or any of its Subsidiaries, and as to all of such Persons does not at any time exceed $10,000,000 in aggregate outstanding principal amount; provided that (i) such amount shall be increased by an amount equal to $2,500,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments outstanding under Section 7.8(l).
     Section 7.5 Limitation on Fundamental Changes.
     Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:
     (a) any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Borrower shall be the continuing or surviving entity);
     (b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary of the Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof);
     (c) the Borrower or any Subsidiary may be merged, consolidated or amalgamated with or into another Person if the Borrower or such Subsidiary is the surviving corporation or the Person formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States or any state, district or territory thereof, (ii) expressly assumes all obligations of the Borrower or such

Subsidiary, as applicable, under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent and immediately after such merger, consolidation or amalgamation, no Default or Event of Default shall have occurred;
     (d) as expressly permitted by Section 7.6; or
     (e) any merger, consolidation or amalgamation in connection with an acquisition permitted by Section 7.9(b) or (c).
     Section 7.6 Limitation on Sale of Assets.
     Convey, sell, lease, assign, transfer, license, abandon or otherwise dispose of any of its property, business or assets, including receivables and leasehold interests (each, a “Disposition”) (other than leases and subleases in the ordinary course of business), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than the Borrower or any Wholly Owned Subsidiary of the Borrower, except:
     (a) the sale or other Disposition of obsolete, idle, worn out or surplus property or assets, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) the sale or other Disposition of any property or assets in the ordinary course of business or in connection with an Exempt Sale and Leaseback Transaction;
     (c) the sale or other Disposition of accounts receivable pursuant to any Factoring Transaction;
     (d) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;
     (e) any Disposition of Capital Stock of a Subsidiary that becomes a Parent Entity (“New Parent”), including as a result of a merger of the Borrower with a Subsidiary in which (x) previously outstanding Capital Stock of the Borrower is converted into or becomes a right to receive Capital Stock of a New Parent and (y) Capital Stock of the Borrower as the continuing or surviving Person in such merger consists of Capital Stock directly or indirectly held by a New Parent;
     (f) subject to any applicable limitations set forth in Section 7.5, Dispositions of any assets or property by the Borrower or any of its Subsidiaries to the Borrower or any Wholly Owned Subsidiary of the Borrower;
     (g) (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the

Borrower and its Subsidiaries taken as a whole and (ii) licensing of intellectual property in the ordinary course of business;
     (h) any Disposition by the Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of each such Disposition do not exceed $2,500,000 and the aggregate Net Cash Proceeds of all Dispositions in any fiscal year made pursuant to this paragraph (h) do not exceed $5,000,000;
     (i) any Asset Sale by the Borrower or any other Loan Party, or other Disposition by any other Subsidiary of the Borrower, the Net Cash Proceeds of which, together with the Net Cash Proceeds of other Asset Sales and Dispositions pursuant to this Section 7.6(i), do not exceed the greater of $50,000,000 or 8.5% of Consolidated Tangible Assets  in the aggregate after the Closing Date, provided that in the case of any such Asset Sale, an amount equal to 100% of the Net Cash Proceeds of all such Asset Sales less the Reinvested Amount is applied in accordance with Section 3.4(c)(i)(2); and
     (j) any Disposition set forth on Schedule 7.6(j).
     Section 7.7 Limitation on Dividends and Share Repurchases.
     Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of the Borrower or options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock) of the Borrower) on, or make any payment on account of (including to set apart assets for a sinking or other analogous fund for) the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in Capital Stock (other than Disqualified Capital Stock) of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, except that:
     (a) the Borrower may pay or make any dividend, payment or distribution in an amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of the payment or making of such dividend, payment or distribution, provided that no such dividend, payment or distribution shall be permitted if a Default or Event of Default has occurred and is continuing or would result therefrom unless the aggregate amount of such dividend, payment or distribution does not exceed the aggregate amount of any Excluded Contributions (to the extent not applied to permit any dividend, payment or distribution pursuant to this Section 7.7(a)) received within the 90 day period preceding the date of such dividend, payment or distribution;
     (b) after the fiscal year ended October 31, 2010, the Borrower may pay or make any other dividend, payment or distribution in an amount not exceeding the Available Amount immediately prior to the time of the payment or making of such dividend, payment or distribution; provided that, at the time of such payment, dividend or distribution, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to such dividend, payment or distribution, the Consolidated Leverage Ratio of the Borrower as of the last day of the Most Recent Four Quarter Period, calculated on a pro forma basis after giving effect to such dividend, payment or distribution, is less than 4.00 to 1.00;
     (c) the Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Borrower or its Subsidiaries, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Borrower or another Parent Entity and such other related assets;
     (d) the Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Borrower or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, the Borrower and such other assets;
     (e) the Borrower may repurchase or may pay cash dividends in an amount sufficient to allow any Parent Entity to repurchase shares of Capital Stock of the Borrower or such Parent Entity, as the case may be, or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $5,000,000; provided that such amount shall be increased by (i) an amount equal to $2,500,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds to the Borrower (whether received by it directly or from a Parent Entity or applied to pay Parent Entity expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by the Borrower or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Borrower’s or any Parent Entity’s Capital Stock;
     (f) the Borrower may pay cash dividends, or make payments (i) pursuant to any Tax Sharing Agreement and (ii) to any Parent Entity to pay or permit any Parent Entity to pay any Related Taxes;
     (g) the Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents;
     (h) the Borrower may repurchase or withhold, or may pay cash or other dividends in an amount sufficient to allow any Parent Entity to repurchase or withhold, Capital Stock of the Borrower or any Parent Entity in connection with the exercise of stock options or warrants or the vesting of restricted stock (including restricted stock units) if such Capital Stock represent a portion of the exercise price of, or withholding obligation with respect to such options, warrants or restricted stock; and
     (i) in addition to cash dividends, payments and distributions expressly permitted by this Section 7.7, the Borrower may make cash dividends, payments and distributions in an aggregate amount not to exceed 2.5% of Consolidated Tangible Assets.
For the purposes of this Section 7.7, if the Convertible Notes Indenture is amended, modified or otherwise supplemented or any provision thereof is waived after the Closing Date, any payments made with respect to the Convertible Notes in excess of principal, interest and other fees payable with respect to the Convertible Notes prior to such amendment, modification, supplement or waiver because of such amendment, modification, supplement or waiver through and including the final redemption, repurchase or retirement of the Convertible Notes shall be deemed to be a dividend subject to the provisions of this Section 7.7.
     Section 7.8 Limitation on Investments, Loans and Advances.
     Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any other Person, except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in cash and Cash Equivalents;
     (c) Investments existing on the Closing Date;
     (d) Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by Section 7.6(d);

     (e) loans and advances to officers, directors or employees of the Borrower or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date, (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate amount (as to the Borrower and all of its Subsidiaries), together with the aggregate amount of all Guarantee Obligations permitted pursuant to Section 7.4(d)(iii), of up to $5,000,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 7.10;
     (f) loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as such Parent Entity applies an amount equal to the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Borrower or applies such proceeds to pay Parent Entity expenses) or the Borrower of up to $10,000,000 outstanding at any one time;
     (g) Investments by the Borrower or any Subsidiary in the Borrower or any other Subsidiary;
     (h) acquisitions expressly permitted by Section 7.9;
     (i) Investments of the Borrower and its Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;
     (j) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in Sections 7.3(c), 7.3(d) or 7.3(f);
     (k) Investments representing non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Disposition or Asset Sale, provided that in the case of any Disposition or Asset Sale permitted under Sections 7.6(h) or 7.6(i), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Disposition or Asset Sale and any such non-cash consideration received by the Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;
     (l) Investments by the Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or such Subsidiary in an aggregate amount not to exceed an amount equal to $10,000,000 outstanding at any time; provided that (i) such amount shall be increased by an amount equal to $2,500,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased, (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by Section 7.4(n), (iii) the

Borrower or such Subsidiary complies with the provisions of Section 6.9(b) hereof, if applicable, with respect to such ownership interest;
     (m) Investments in industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Borrower or any of its Subsidiaries that were issued in connection with the financing or refinancing of such property or assets, so long as the Borrower or any such Subsidiary may obtain title to such property or assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;
     (n) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;
     (o) any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Capital Stock) or Capital Stock of any Parent Entity as consideration;
     (p) in addition to Investments otherwise expressly permitted by this Section 7.8, Investments by the Borrower or any of its Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (x) 4.5% of Consolidated Tangible Assets and (y) $25,000,000; provided that (in the case of this clause (y)) such amount shall be increased by the amount of Cumulative Excess Cash Flow Not Otherwise Applied (which shall be available for use hereunder only at any time that the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than or equal to 4.00 to 1.00);
     (q) any Investment in an amount that does not exceed the Available Amount immediately prior to the time of the making of such Investment; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;
     (r) any Investment in an amount that does not exceed the Available Excluded Contribution Amount immediately prior to the time of the making of such Investment; and
     (s) any Investment expressly permitted by Section 7.7.
     For purposes of determining compliance with this Section 7.8, in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (s) above, the Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause).

     Section 7.9 Limitations on Certain Acquisitions.
     Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Borrower and its Subsidiaries shall be allowed to make any such acquisition so long as:
     (a) such acquisition is expressly permitted by Section 7.5, or
     (b) the aggregate consideration paid by the Borrower and its Subsidiaries for such acquisition (including cash and Indebtedness incurred or assumed in connection with such acquisition) consists of any combination of:
     (i) Capital Stock of the Borrower or any Parent Entity; and/or
     (ii) Cash, property and/or Indebtedness (whether incurred or assumed) in an aggregate amount not exceeding the greater of (x) the sum of (A) the aggregate Net Cash Proceeds of all Asset Sales pursuant to Section 7.6 not required to be applied to a mandatory prepayment of the Term Loans pursuant to Section 3.4(c)(i)(2) plus (B) Cumulative Excess Cash Flow Not Otherwise Applied and (y) the Available Amount immediately prior to the time of payment of such cash consideration pursuant to this clause (ii)(y); and/or
     (iii) Cash, property and/or Indebtedness (whether incurred or assumed) in an aggregate amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of payment of such cash consideration pursuant to this clause (iii); and/or
     (iv) other cash, property and Indebtedness (whether incurred or assumed) in an aggregate amount that, when aggregated with all other amounts of such cash and property paid, and Indebtedness incurred or assumed, in each case in reliance on this clause (iv), does not exceed $20,000,000 in the aggregate since the Closing Date; or
     (c) (i) immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing as a result of such acquisition, (ii) the Consolidated Leverage Ratio for the Most Recent Four Quarter Period, calculated on a pro forma basis giving effect to such acquisition, is equal to or less than either (x) 4.00 to 1.00 or (y) the Consolidated Leverage Ratio for the Most Recent Four Quarter Period prior to giving effect such acquisition (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) promptly upon or prior to the consummation of such acquisition), and (iii) the acquired Person and its Subsidiaries (to the extent the same become Wholly Owned Domestic Subsidiaries) shall become Guarantors pursuant to the terms of Section 6.9(b).

     Section 7.10 Limitation on Transactions with Affiliates.
     Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this Section 7.10 shall be deemed to prohibit:
     (a) the Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Borrower or any of its Subsidiaries that provides for annual aggregate base compensation not in excess of $2,000,000 for each such director, officer or employee;
     (b) the Borrower or any of its Subsidiaries from entering into or performing an agreement with any CD&R Investor or any Affiliate of any CD&R Investor for the rendering of management, consulting or financial advisory services for compensation not to exceed in the aggregate $2,000,000 per year plus reasonable out-of-pocket expenses;
     (c) the payment of transaction expenses in connection with this Agreement or any of the Transactions;
     (d) the Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of the Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in the Borrower or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Borrower or another Parent Entity and such other related assets) or the Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Borrower or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of any CD&R of management consulting or financial advisory services provided to the Borrower or any of its Subsidiaries or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Borrower or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Borrower or any of its Subsidiaries or any Parent Entity;
     (e) the Borrower or any of its Subsidiaries from (i) performing any agreements or commitments with or to any Affiliate existing on the Closing Date (including the Investment Documents) or (ii) entering into and performing any Tax Sharing Agreement;
     (f) any transaction permitted under Sections 3.4(b), 7.4, 7.5, 7.7, 7.8(e) or 7.8(f), and any transaction with a Wholly Owned Subsidiary of the Borrower;
     (g) the Borrower from paying to CD&R, any CD&R Investor or any of their respective Affiliates fees of up to $8,250,000 in the aggregate, plus out-of-pocket expenses, in connection with the Transactions;
     (h) the Transactions and all transactions relating thereto and agreements in connection therewith, including in connection with the Investment Documents; and
     (i) any issuance or sale of Capital Stock of the Borrower or capital contribution to the Borrower.
     For purposes of this Section 7.10, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of any Parent Entity, the Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of any Parent Entity, the Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.
     Section 7.11 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.
     (a) Make any optional payment or prepayment on or optional repurchase or redemption of any Subordinated Indebtedness, other than the Convertible Notes, including any optional payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, except optional payments, prepayments, repurchases, redemptions, defeasance or other acquisition of such Subordinated Indebtedness (x) in an amount that does not exceed the Cumulative Excess Cash Flow Not Otherwise Applied so long as the Consolidated Leverage Ratio of the Borrower for the Most Recent Four Quarter Period (after giving effect to such payment, prepayment, repurchase, redemption, defeasance or other acquisition) is less than or equal to 4.00 to 1.00, (y) in an amount that does not exceed the sum of (1) the Available Amount plus (2) the Available Excluded Contribution Amount immediately prior to the time of making of such optional payment, prepayment, repurchase or redemption or (z) out of the Net Proceeds of, or in exchange for Subordinated Indebtedness or Capital Stock of the Borrower or any Parent Entity.
     (b) In the event of the occurrence of a Change of Control, repurchase or repay any Subordinated Indebtedness or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer.
     (c) Amend, supplement, waive or otherwise modify any of the provisions of any documents governing Subordinated Indebtedness (including pursuant to an extension, renewal, replacement or refinancing thereof) which amends, supplements, waives, or otherwise modifies any subordination provisions contained therein in any manner that is adverse to the Lenders in any material respect.
     (d) Amend, supplement, waive or otherwise modify any of the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by Borrower or any of its Subsidiaries thereunder or otherwise amend, supplement, waive or otherwise modify any of the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement, waiver or modification could not reasonably be expected to have a Material Adverse Effect.
     Section 7.12 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in Section 7.8(l), except for those businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto, taken as a whole, and any other business that in the aggregate is not material to the Borrower and its Subsidiaries, taken as a whole.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Defaults. If any of the following events shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Article VII of this Agreement or Section 5.2.2 of the Guarantee and Collateral Agreement; provided that, in the case of a default in the observance or performance of its obligations under Section 6.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default, and provided further that, in the case of a default in the observance of or compliance with its obligations under Section 7.1(a) hereof for any four fiscal quarter period, such default shall have continued unremedied for a period of five Business Days after the Calculation Date with respect to such period; or
     (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article VIII), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or
     (e) The Borrower or any of its Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness in excess of $15,000,000 or (y) in the payment of any Guarantee Obligation in excess of $15,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, and (in the case of any Indebtedness or Guarantee Obligation created under the ABL Facility Documents) either a further period of 30 days shall have elapsed or such Acceleration of such Indebtedness or Guarantee Obligation shall have occurred; or
     (f) If (i) any Loan Party or any Material Subsidiaries of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiaries of the Borrower shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or
     (g) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or
     (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or
     (j) A Change of Control shall have occurred;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments, if any, shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.
     Section 8.2 Waiver of Prior Defaults. Effective as of the Closing Date, the Lenders and the Administrative Agent hereby irrevocably waive any Default or Event of Default in existence under the terms and provisions of the Original Credit Agreement immediately prior to the effectiveness of the amendment and restatement of the Original Credit Agreement by this Agreement, and any right or remedy with respect thereto under or relating to any Loan Document or any Credit Document. For purposes of the preceding sentence, the terms “Default”, “Event of Default” and “Credit Document” are used as defined in the Original Credit Agreement.
     Section 8.3 Waiver of Notices. Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
ARTICLE IX
THE AGENTS AND THE OTHER REPRESENTATIVES
     Section 9.1 Appointment.
     Each Lender hereby irrevocably designates and appoints Wachovia Bank, National Association as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes

Wachovia Bank, National Association, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).
     Section 9.2 Delegation of Duties.
     In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.
     Section 9.3 Exculpatory Provisions.
     None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Article V, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 9.4 Reliance by the Administrative Agent.
     The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.
     Section 9.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     Section 9.6 Acknowledgements and Representations by Lenders.
     Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Term Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Section 10.6 applicable to the Lenders hereunder.
     Section 9.7 Indemnification.
     (a) The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this Section from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.
     (b) The agreements in this Section 9.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the Guarantee and Collateral Agreement).
     Section 9.8 The Administrative Agent and Other Representatives in Their Individual Capacity.
     The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Term Loans made or renewed by them and any Note issued to them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Other Representatives in their individual capacities.
     Section 9.9 Collateral Matters.
     (a) Each Lender authorizes and directs the Collateral Agent to (x) enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and (y) enter into any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence of any Loan Party or any Subsidiary thereof of Additional Indebtedness (the “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement (as amended by any Intercreditor Agreement Supplement), and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
     (b) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent, as applicable, shall release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) upon the sale or other Disposition of such Collateral (to a Person other than a Loan Party) expressly permitted under Section 7.6, including sales in the ordinary course of business, (iii) upon any merger, amalgamation, consolidation, sale, lease, transfer or other Disposition expressly permitted under Section 7.5(d) and (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 10.1) or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders shall confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.9.
     (c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 10.18. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection 9.9(c).
     (d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.
     (e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Section 10.18 with the written consent of the Agent party thereto and the Loan Party party thereto.
     (f) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

     Section 9.10 Successor Agent.
     (a) Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign or be removed as Administrative Agent or Collateral Agent, respectively, under this Agreement and the other Loan Documents, as follows:
     (i) The Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower.
     (ii) If the Administrative Agent or the Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice to the Administrative Agent or Collateral Agent, as applicable, remove such agent.
     (iii) If an ABL Default Event shall have occurred and be continuing, and the Administrative Agent or Collateral Agent, as applicable, is an Affiliate of or the same Person as the administrative agent or collateral agent under the ABL Facility Agreement, the Required Lenders may, upon 10 days’ notice to the Administrative Agent or Collateral Agent, as applicable, remove such agent.
     (b) If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.
     (c) Any successor agent shall be subject to approval by the Borrower, which approval (i) shall not be unreasonably withheld or delayed in the case of any successor agent that is a commercial bank with a combined capital and surplus of at least $500,000,000 and (ii) may otherwise be withheld by the Borrower in its sole discretion. It is understood and agreed that the Borrower shall have no obligation to pay any fee to any successor agent that is greater than or in addition to the fees payable to the Administrative Agent on the date hereof.

     Section 9.11 Other Representatives.
     None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.
     Section 9.12 Withholding Tax.
     To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Amendments and Waivers.
     (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Term Loan or of any scheduled installment thereof under Section 2.3, or reduce or forgive the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, or change the currency in which any Term Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that (x) waivers, amendment, supplements or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender and (y) any waiver, amendment, supplement or modification of Section 3.4 or Section 3.7 shall not be subject to this clause (i));
     (ii) amend, modify or waive any provision of this Section 10.1(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 7.5 or Section 10.6(a)), in each case without the written consent of all the Lenders;
     (iii) release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);
     (iv) require any Lender to make Term Loans having an Interest Period of longer than six months without the consent of such Lender; or
     (v) amend, modify or waive any provision of Article IX without the written consent of the then Administrative Agent and of any Other Representative affected thereby;
provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.
     (b) Any waiver and any amendment, supplement or modification pursuant to this Section 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     (c) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of Section 10.1(a) as originally in effect.
     (d) Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth in Section 10.1(a), (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     (e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 10.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 10.1(e), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Borrower after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.
     Section 10.2 Notices.
     (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, electronic communication (including electronic message attachment and internet or intranet websites reasonably approved by the Administrative Agent) or delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Term Loans:

The Borrower: NCI Building Systems, Inc.
10943 N. Sam Houston Parkway W.
Houston, Texas 77064
Attention: Chief Financial Officer
Facsimile: 281-897-7837
Telephone: 281-897-7658
Email: mejohnson@ncilp.com

with copies (which copies will not constitute notice) to:

Debevoise & Plimpton LLP
Attention: David A. Brittenham
919 Third Avenue
New York, New York 10022
Facsimile: 212-909-6836
Telephone: 212-909-6000
Email: dabrittenham@debevoise.com

The Administrative Agent and the Collateral Agent:

Wells Fargo Securities, LLC
Attention: Patrick McKinnon
Facsimile: 704-374-3300
Telephone: 704-715-4433
Email: patrick.mckinnon@wachovia.com

Wells Fargo Bank, NA
21 Waterway Avenue, Suite 600
The Woodlands, TX 77380
Attention: Janet Ritter
Facsimile: 281-362-6611
Telephone: 281-362-6635
Email: ritterj@wellsfargo.com
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 3.2, 3.4 or 3.7 shall not be effective until received.

     (b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.
     Section 10.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 10.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.
     Section 10.5 Payment of Expenses and Taxes.
     The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby (including, without limitation, any fees and expenses in connection with the resignation or removal of the Administrative Agent pursuant to Section 9.10) and (iii) efforts to monitor the Term Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of a single firm of counsel to Wachovia Bank, National Association and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower of any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any other Agent or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this Section 10.5 to any Indemnitee with respect to any Taxes. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.
     Section 10.6 Successors and Assigns; Participations and Assignments.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Section 7.5, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
     (b) (i) Subject to the conditions set forth in Section 10.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Tranche B Term Loan Commitment and/or Term Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below), a CD&R Holder or, if an Event of Default under Sections 8.1(a) or 8.1(f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and
     (2) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or a CD&R Holder.
     (ii) Assignments shall be subject to the following additional conditions:
     (1) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans under any Facility, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or Section 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (2) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and
     (3) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
     For the purposes of this Section 10.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 3.9, 3.10, 3.11, 3.12, 10.5 and 10.17). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (vi) On or prior to the effective date of any assignment pursuant to this Section 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.
     (vii) Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 10.6 would be entitled to any payment under Sections 3.9, 3.10 or 10.5 in an amount greater than the assigning Lender would have been entitled to as of such date under such Sections with respect to the rights assigned, shall be entitled to such greater payments unless the assignment was made after an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

     (c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 3.9, 3.10, 3.11, 3.12, 10.5 and 10.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.
     (ii) No Loan Party shall be obligated to make any greater payment under Sections 3.9, 3.10 or 10.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.
     (d) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.
     (e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Term Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

     (f) In the event of a Defaulting Lender, the Borrower may, on prior written notice to the Administrative Agent and the Defaulting Lender, replace such Defaulting Lender by causing such Defaulting Lender to (and such Defaulting Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; and provided, further, that all obligations of the Borrower owing to the Defaulting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Defaulting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 10.6(f), if the Defaulting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Defaulting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Defaulting Lender, then such Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Defaulting Lender.
     (g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Section 10.6(g) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 10.6(g), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Term Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.
     (h) If the Borrower wishes to replace the Term Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.1. Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 3.11. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Term Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
     Section 10.7 Adjustments; Set-off; Calculations; Computations.
     (a) If any Lender (a “benefited Lender”) shall at any time receive any payment from the Borrower or any Subsidiary thereof of all or part of its Term Loans owing to it or interest thereon, or receive any collateral from the Borrower or any Subsidiary thereof in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise (except pursuant to Sections 3.4, 3.8, 3.12(d) or 10.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Term Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without.
     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 8.1(a) to set-off and appropriate and apply against any amount then due and payable under Section 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     Section 10.8 Judgment.
     (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.8 being hereinafter in this Section 10.8 referred to as the “Judgment Conversion Date”).
     (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
     (c) The term “rate of exchange” in this Section 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.
     Section 10.9 Counterparts.
     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.
     Section 10.10 Severability.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 10.11 Amendment.
     As of the Closing Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Original Credit Agreement shall be amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement. As of the Closing Date, after giving effect to the Transactions, the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish the Indebtedness and other obligations and liabilities of the Borrower evidenced by or arising under the Original Credit Agreement. For the avoidance of doubt, Guarantors (as defined in the Original Credit Agreement) party to the Original Credit Agreement shall not be parties hereto and shall have no rights, powers, privileges, duties or obligations as parties hereunder but shall be Guarantors party to the Guarantee and Collateral Agreement and the other Loan Documents to which they are a party as of the date hereof.
     Section 10.12 Integration.
     This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     Section 10.13 GOVERNING LAW.
     THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     Section 10.14 Submission to Jurisdiction; Waivers.
     (a) Each party hereto hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this section any consequential or punitive damages.
     Section 10.15 Acknowledgements.
     The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders.
     Section 10.16 WAIVER OF JURY TRIAL.
     EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     Section 10.17 Confidentiality.
     Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Borrower, or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this section pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 10.17 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 10.17), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the confidentiality provisions of this Section 10.17 shall survive with respect to each Lender and Agent until the second anniversary of such Lender or Agent ceasing to be a Lender or Agent, respectively.
     Section 10.18 Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver the Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.
     Section 10.19 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot

Act, and the Borrower agrees to provide such information from time to time to any Lender upon its written request.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President & General Counsel

WACHOVIA BANK, NATIONAL ASSOCIATION,
Individually, as a Lender and as Administrative Agent and Collateral Agent

By: Name:	/s/ Jacob Petkovich Jacob Petkovich
Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By: Name:	/s/ Katherine L. Stewart Katherine L. Stewart
Title:	Authorized Signatory

AIB DEBT MANAGEMENT, LIMITED, as a Lender

By: Name:	/s/ Joseph Augustini Joseph Augustini
Title:	Senior Vice President
Investment Adviser to AIB Debt Management, Limited

By:	/s/ Edwin Holmes
Name:	Edwin Holmes
Title:	Assistant Vice President
Investment Adviser to AIB Debt Management, Limited

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By: Name:	/s/ Mark L. Wayne Mark L. Wayne
Title:	Senior Vice President

ARES ENHANCED LOAN INVESTMENT STRATEGY IR LTD.,
By: ARES ENHANCED LOAN MANAGEMENT IR, L.P. as Portfolio Manager
By: ARES ENHANCED LOAN IR GP, LLC, as its General Partner
By: ARES MANAGEMENT LLC, as its Manager

By:	/s/ Americo Cascella

Name: Americo Cascella
Title: Vice President

ARES ENHANCED CREDIT OPPORTUNITIES FUND LTD., By: ARES ENHANCED CREDIT OPPORTUNITIES FUND MANAGEMENT L.P.

By:	/s/ Americo Cascella

Name: Americo Cascella
Title: Vice President

ARES VIII CLO LTD., By: ARES CLO MANAGEMENT VIII, L.P. Investment Manager By: ARES CLO GP VIII, LLC, as its General Partner

By:	/s/ Americo Cascella

Name: Americo Cascella
Title: Vice President

ARES VIR CLO LTD., By: ARES CLO MANAGEMENT VIR, L.P. Investment Manager By: ARES CLO GP VIR, LLC, as its General Partner

By:	/s/ Americo Cascella

Name: Americo Cascella
Title: Vice President

ARES VR CLO LTD., By: ARES CLO MANAGEMENT VR, L.P. Investment Manager By: ARES CLO GP VR, LLC, as its General Partner

By:	/s/ Americo Cascella

Name: Americo Cascella
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ David McCauley

Name: David McCauley
Title: Senior Vice President

LONGHORN CDO (CAYMAN) LTD. as a Lender

By:	/s/ AnnMarie Smith

Name: AnnMarie Smith
Title: Authorized Signatory

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Paul J. Dellova, Jr.

Name: Paul J. Dellova, Jr.
Title: Senior Vice President

DEL MAR CLO I, LTD. By: CAYWOOD-SCHOLL CAPITAL MANAGEMENT, LLC. as Collateral Manager

By:	/s/ Tom Saake

Name: Tom Saake
Title: Managing Director

CC ARBITRAGE, LTD., as a Lender

By:	/s/ Arvin Admal

Name: Arvin Admal
Title: As Attorney-in-Fact

CENTAUR LOWLEV ARBITRAGE FUND LTD.
as a Lender

By:	/s/ Bradford Lo Gatto
Name:	Bradford Lo Gatto
Title:	Associated Portfolio Manager

OLYMPIC CLO I,
as a Lender

By:	/s/ John M. Casparian
Name:	John M. Casparian
Title:	Co-President
Churchill Pacific Asset Management

SAN GABRIEL CLO I,
as a Lender

By:	/s/ John M. Casparian
Name:	John M. Casparian
Title:	Co-President
Churchill Pacific Asset Management

SHASTA CLO I,
as a Lender

By:	/s/ John M. Casparian
Name:	John M. Casparian
Title:	Co-President
Churchill Pacific Asset Management

CRÉDIT INDUSTRIEL ET COMMERCIAL,
as a Lender

By:	/s/ Anthony Rock
Name:	Anthony Rock
Title:	Managing Director

By:	/s/ Brian O’Leary
Name:	Brian O’Leary
Title:	Managing Director

COMMERCIAL BANK,
as a Lender

By:	/s/ De Von Lang
Name:	De Von Lang
Title:	Assistant Vice President

MERCANTIL COMMERCEBANK, NA,
as a Lender

By:	/s/ Brian Hanley
Name:	Brian Hanley
Title:	Vice President

By:	/s/ Francisco Rivero
Name:	Francisco Rivero
Title:	Senior Vice President

BIG SKY III SENIOR LOAN TRUST
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE CDO IX, LTD.
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE CDO VIII, LTD.
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE FLOATING RATE INCOME TRUST
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE INSTITUTIONAL SENIOR LOAN FUND
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE LIMITED DURATION INCOME FUND
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE SENIOR FLOATING RATE
INCOME TRUST
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE VT FLOATING-RATE INCOME FUND
By: Eaton Vance Management as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

GRAYSON & CO By: Boston Management and Research as Investment Advisor
as a Lender

By:	/s/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

SENIOR DEBT PORTFOLIO By: Boston Management and Research as Investment Advisor
as a Lender

By: Name:	/s/ Michael B. Botthof Michael B. Botthof
Title:	Vice President

FULLERTON CAPITAL PARTNERS, L.P.,
as a Lender

By: Name:	/s/ Richard B. Fullerton Richard B. Fullerton
Title:	General Partner, Managing Director

GE BUSINESS FINANCIAL SERVICES INC.
(FORMERLY KNOWN AS MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.),
as a Lender

By: Name:	/s/ Rebecca Ford Rebecca Ford
Title:	Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, AS ADMINISTRATOR FOR, GE COMMERCIAL LOAN HOLDING LLC,
as a Lender

By: Name:	/s/ Denis M. Creeden Denis M. Creeden
Title:	Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender

By: Name:	/s/ Rebecca Ford Rebecca Ford
Title:	Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION AS ADMINISTRATOR FOR, MERRITT CLO HOLDING LLC,
as a Lender

By: Name:	/s/ Denis M. Creeden Denis M. Creeden
Title:	Duly Authorized Signatory

SYCAMORE OPPORTUNITIES FUND, L.P.,
as a Lender

By: Name:	/s/ Richard B. Fullerton Richard B. Fullerton
Title:	General Partner, Managing Director

GUARANTY BANK (ACQUIRED BY BBVA COMPASS) as a Lender

By:	/s/ Scott Brewer

Name: Scott Brewer
Title: Managing Director

HARRIS, N.A. as a Lender

By:	/s/ Jason A. Nohr

Name: Jason A. Nohr
Title: Vice President

HIGHLAND LEGACY LIMITED
By: Highland Capital Management, L.P. As Collateral Manager
By: Strand Advisors, Inc., Its General Partner as a Lender

By:	/s/ Jason Post

Name: Jason Post
Title: Operations Director

LOAN FUNDING IV LLC
By: Highland Capital Management, L.P. As Collateral Manager
By: Strand Advisors, Inc., Its General Partner as a Lender

By:	/s/ Jason Post

Name: Jason Post
Title: Operations Director

LOAN FUNDING VII LLC
By: Highland Capital Management, L.P. As Collateral Manager
By: Strand Advisors, Inc., Its General Partner as a Lender

By:	/s/ Jason Post

Name: Jason Post
Title: Operations Director

ROCKWALL CDO II LTD.
By: Highland Capital Management, L.P. As Collateral Manager
By: Strand Advisors, Inc., Its General Partner as a Lender

By:	/s/ Jason Post

Name: Jason Post
Title: Operations Director

ING INVESTMENT MANAGEMENT CLO I, LTD.
By: ING Investment Management Co., as its Investment Manager as a Lender

By:	/s/ Theodore M. Haage

Name: Theodore M. Haage
Title: Senior Vice President

ING INVESTMENT MANAGEMENT CLO II, LTD.
By: ING Alternative Investment Management LLC., as its Investment Manager as a Lender

By:	/s/ Theodore M. Haage

Name: Theodore M. Haage
Title: Senior Vice President

ING INVESTMENT MANAGEMENT CLO III, LTD.
By: ING Alternative Investment Management LLC., as its Investment Manager as a Lender

By:	/s/ Theodore M. Haage

Name: Theodore M. Haage
Title: Senior Vice President

ING INVESTMENT MANAGEMENT CLO IV, LTD.
By: ING Alternative Investment Management LLC., as its Investment Manager as a Lender

By:	/s/ Theodore M. Haage

Name: Theodore M. Haage
Title: Senior Vice President

ING INVESTMENT MANAGEMENT CLO V, LTD.
By: ING Alternative Investment Management LLC., as its Investment Manager as a Lender

By:	/s/ Theodore M. Haage

Name: Theodore M. Haage
Title: Senior Vice President

JMB CAPITAL PARTNERS MASTER FUND, L.P.
By: Smithwood Advisers, as Investment Manager and Attorney-in-Fact as a Lender

By:	/s/ Cyrus Hadidi

Name: Cyrus Hadidi
Title: COO

LUXOR CAPITAL LLC as a Lender

By:	/s/ Norris Nissim

Name: Norris Nissim
Title: General Counsel

MARATHON CLO I LTD.,
as a Lender

By: Marathon Asset Management L.P. Its Collateral Manager

By:	/s/ Louis T. Hanover
Name:	Louis T. Hanover
Title:	Authorized Signatory

MARATHON CLO II LTD.,
as a Lender

By: Marathon Asset Management L.P. Its Collateral Manager

By:	/s/ Louis T. Hanover

Name:	Louis T. Hanover
Title:	Authorized Signatory

VENTURE III CDO LIMITED,
By: Its Investment Adviser, MJX Asset Management LLC,
as a Lender

By:	/s/ Frederick H. Taylor

Name:	Frederick H. Taylor
Title:	Managing Director

VENTURE IV CDO LIMITED,
By: Its Investment Adviser, MJX Asset Management LLC,
as a Lender

By:	/s/ Frederick H. Taylor

Name:	Frederick H. Taylor
Title:	Managing Director

VENTURE IX CDO LIMITED,
By: Its Investment Adviser, MJX Asset Management LLC,
as a Lender

By:	/s/ Frederick H. Taylor

Name:	Frederick H. Taylor
Title:	Managing Director

VENTURE V CDO LIMITED,
By: Its Investment Adviser, MJX Asset Management LLC,
as a Lender

By:	/s/ Frederick H. Taylor

Name:	Frederick H. Taylor
Title:	Managing Director

MORGAN STANLEY INVESTMENT MANAGEMENT CROTON, LTD.
By: Morgan Stanley Investment Management Inc. as Collateral Manager
as a Lender

By:	/s/ Scott Fries

Name:	Scott Fries
Title:	Vice President

CONFLUENT 3 LIMITED
By: Morgan Stanley Investment Management Inc. as Investment Manager
as a Lender

By:	/s/ Scott Fries

Name:	Scott Fries
Title:	Vice President

QUALCOMM GLOBAL TRADING, INC.
By: Morgan Stanley Investment Management Inc. as Investment Manager
as a Lender

By:	/s/ Scott Fries

Name:	Scott Fries
Title:	Vice President

NATIONAL CITY BANK
as a Lender

By:	/s/ Carla Kehres

Name:	Carla Kehres
Title:	Senior Vice President

THE NORINCHUKIN BANK, NEW YORK BRANCH,
through State Street Bank and Trust Company N.A. as Fiduciary Custodian
By: Eaton Vance Management, Attorney-in-Fact
as a Lender

By:	/s/ Michael B. Botthof

Name:	Michael B. Botthof
Title:	Vice President

BOSTON HARBOR CLO-2004-1, LTD. as a Lender
By:	/s/ Beth Mazor
Name:	Beth Mazor
Title:	Vice President

COOPERATIVE CENTRALE RAIFFEINSEN-BOERENLEENBANK, B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH as a Lender
By:	/s/ Pamela Beal
Name:	Pamela Beal
Title:	Vice President

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

SIERRA CLO II, as a Lender
By:	/s/ John M. Casparian
Name:	John M. Casparian
Title:	Co-President Churchill Pacific Asset Management

THE SUMITOMO TRUST & BANKING CO., LTD. NEW YORK BRANCH, as a Lender
By:	/s/ Frances E. Wynne
Name:	Frances E. Wynne
Title:	Senior Director

TRUSTMARK NATIONAL BANK as a Lender
By:	/s/ Jeffrey A. Deutsch
Name:	Jeffrey A. Deutsch
Title:	Senior Vice President

UBS AG, STAMFORD BRANCH as a Lender
By:	/s/ Marie Haddad
Name:	Marie Haddad
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Janet P. Ritter
Name:	Janet P. Ritter
Title:	Vice President

     Acknowledged and Agreed with respect to Sections 3.13(a) and 10.11:

NCI GROUP, INC.
By:	Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President & General Counsel

ROBERTSON-CECO II CORPORATION
By:	Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President & General Counsel

STEELBUILDING.COM, INC.
By:	Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President & General Counsel

182